                                                                   Exhibit 10.48



                          TRAVELBYUS-IT INCORPORATED

                                      AND

                       TRAVELBYUS-GALAXSEA INCORPORATED


                              PURCHASE OF ASSETS

                                      OF


                           INTERNATIONAL TOURS, INC.

                                      AND

                       GALAXSEA CRUISES AND TOURS, INC.

                                      AND

                             PURCHASE OF SHARES OF

                              I. T. CRUISE, INC.



                               October 13, 1999

THIS AGREEMENT is made as of the 13/th/ day of October 1999.

A M O N G:

          INTERNATIONAL TOURS, INC., a corporation incorporated under the laws of the State of Oklahoma

          ("International Tours")

                                                               OF THE FIRST PART
                                    - AND -

          GALAXSEA CRUISES AND TOURS, INC., a corporation incorporated under the laws of the State of Oklahoma

          ("GalaxSea")
                                                              OF THE SECOND PART

          ("International Tours" and "GalaxSea" sometimes individually referred as a "Vendor" and collectively as the "Vendors")

                                    - AND -

          NORTH AMERICAN GAMING AND ENTERTAINMENT CORPORATION, a corporation incorporated under the laws of the State of Delaware

          ("NAGE")

                                                               OF THE THIRD PART

                                    - AND -

          TRAVELBYUS.COM LTD., a corporation incorporated under the laws of the Province of Ontario

          ("Travelbyus")

                                                              OF THE FOURTH PART

                                    - AND -

          TRAVELBYUS-IT INCORPORATED, a corporation incorporated under the laws of the State of Delaware

          ("Travelbyus-IT")
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                                      -2-

                                                               OF THE FIFTH PART

                                    - AND -

          TRAVELBYUS-GALAXSEA INCORPORATED, a corporation incorporated under the laws of the State of Delaware


          ("Travelbyus-GalaxSea")

                                                               OF THE SIXTH PART

WHEREAS International Tours is engaged in the marketing of leisure travel programs to its network of affiliated retail travel agencies and all business ancillary thereto (the "International Tours Business"), I.T. Cruise, Inc. ("IT Cruise"), is engaged in the marketing of cruise programs and promotions to retail travel agencies affiliated with International Tours and all business ancillary thereto (the "IT Cruise Business") and GalaxSea is engaged in the marketing of cruise programs and promotions to retail travel agencies affiliated with GalaxSea and all business ancillary thereto (the "GalaxSea Business");

AND WHEREAS the Vendors have agreed to sell to Travelbyus-IT and Travelbyus-GalaxSea (collectively, the "Purchaser") and the Purchaser has agreed to purchase from the Vendors certain property, assets and undertaking of the Vendors relating to the Purchased Business (as hereinafter defined), all upon and subject to the terms and conditions hereof and NAGE has agreed to sell to Travelbyus-IT and Travelbyus-IT has agreed to purchase from NAGE, all of the issued and outstanding shares of IT Cruise, all on and subject to the terms and conditions hereof;

AND WHEREAS NAGE has a direct interest in GalaxSea and will benefit from the sale of the GalaxSea Assets (as herein defined) and receipt of the GalaxSea Purchase Price (as herein defined) and has accordingly agreed to provide certain covenants, agreements, representations and warranties and indemnities in favour of the Purchaser and Travelbyus as hereinafter provided;

NOW THEREFORE THIS AGREEMENT WITNESSES THAT in consideration of the respective covenants, agreements, representations, warranties and indemnities of the parties herein contained and for other good and valuable consideration (the receipt and sufficiency of which are acknowledged by each party), the parties hereto hereby covenant and agree as follows:
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                                      -3-

                          ARTICLE 1 - INTERPRETATION

1.1  Defined Terms

For the purposes of this Agreement, unless the context otherwise requires, the following terms shall have the meanings set out below and grammatical variations of such terms shall have corresponding meanings:

     (1) "Accounts Receivable" means all accounts receivable and trade accounts receivable accruing after the Effective Date;

     (a)  "Affiliate" has the meaning set out in the OBCA;

     (b)  "Associate" has the meaning set out in the OBCA;

     (c)  "Assumed Liabilities" has the meaning set out in section 4.1;

     (d) "Business Day" means any day, other than a Saturday or a Sunday, on which the principal chartered banks located in Toronto, Canada are open for business during normal banking hours;

     (e)  "Claim" has the meaning set out in section 11.3;

     (f) "Clearance/Mailing Obligation" means the obligation of NAGE and International Tours to:

          (i) forthwith prepare an information circular in prescribed form outlining the terms and conditions of the sale of the Purchased Shares and the GalaxSea Assets, providing requisite disclosure as to the business and affairs of the Purchaser and Travelbyus and describing the written consent resolution of International Tours as majority shareholder (the "Information Circular");

          (ii) file forthwith after its prompt preparation the Information Circular with the SEC;

          (iii) expeditiously and diligently clear any and all deficiencies raised by the SEC; and

          (iv) within 10 days after either; (a) clearance of the Information Circular by the SEC; or (b) 10 days after the SEC has duly received the Information Circular and has taken no action, to mail the Information Circular (as revised or amended, if applicable) to shareholders of NAGE in accordance with requisite securities and corporate law and to advise the Purchaser and Travelbyus in writing of the mailing date and the date which will therefore be the Escrow Release Date;

     (g) "Closing" means, as the case may be: (i) the consummation of the purchase and sale of the International Tours Assets effective as of the Effective Date commencing as of the Time of Closing on the Closing Date; and (ii) the consummation in escrow (pursuant to the Closing Escrow Agreement) of the purchase and sale of the Purchased Shares and the GalaxSea Assets effective as of the Effective Date, commencing as of the Escrow Release Date;

     (h) "Closing Date" means October 13, 1999 or such other date as the Vendors, NAGE, the Purchaser and Travelbyus may mutually determine;

     (i) "Closing Escrow Agreement" means the Closing Escrow Agreement to be entered into by the Parties and GPM on Closing with respect to the Purchased Shares and the GalaxSea Assets;

     (j) "Contract" means any agreement, indenture, contract, lease, deed of trust, licence, option, instrument or other commitment, whether written or oral;

     (k) "Date Data" means any data or input which includes an indicate of or reference to date;

     (l)  "Direct Claim" has the meaning set out in section 11.3;

     (m)  "Effective Date" means October 1, 1999;

     (n) "Employee Plans" means all pension, retirement, disability, medical, dental or other health insurance plans, life insurance or other death benefit plans, any stock option, bonus or other incentive plans, vacation benefit plans, severance plans or other employee benefit plans or arrangements to which the applicable company is a party or by which the applicable company is bound or with respect to which payments or contributions the applicable company may otherwise have any liability;

     (o) "Encumbrance" means any encumbrance, lien, charge, hypothec, pledge, mortgage, title retention agreement, security interest of any nature, adverse claim, exception, reservation, easement, right of occupation, any matter capable of registration against title, option, right of pre-emption, privilege or any Contract to create any of the foregoing;

     (p)  "Escrow Agent" means Montreal Trust Company of Canada;

     (q) "Escrow Release Date" means the earlier of (i) the date upon which the escrow pursuant to the Closing Escrow Agreement is released as a result of NAGE's and International Tour's fulfilment of the Clearance/Mailing Obligation, whereupon Closing of the purchase and sale of the Purchased Shares shall be deemed to have occurred as of the Time of Closing on the Closing Date and whereupon Closing of the purchase and sale of the
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                                      -5-

          Galaxy Assets shall be deemed to have occurred as of the Effective Date; and (ii) March 31, 2000;

     (r)  "Excluded Assets" has the meaning set out in section 2.2;

     (s)  "Excluded Liabilities" has the meaning set out in section 4.2;

     (t) "GalaxSea Assets" means the following property and assets used in connection with or otherwise relating to the GalaxSea Business, including for greater certainty and without limitation, those owned, leased and/or operated by GalaxSea West;

          (i) Equipment. The machinery, equipment, fixtures, furniture, furnishings, parts, and other fixed assets of or relating to or used in the operation of the GalaxSea Business as described in Schedule 1.1(t)(i);

          (ii) Prepaid Expenses. The prepaid expenses and the benefits thereof relating to the GalaxSea Business as described in
                  Schedule 1.1(t)(ii);

          (iii) Agreements and Contracts. The rights under leases of personal and real property (whether as lessee or lessor), orders or contracts for the provision of goods or services (whether as buyer or seller), distribution, associate, supplier, franchise and agency agreements and all other Contracts of or relating to the GalaxSea Business, described in Schedule 1.1(t)(iii) and all Accounts Receivable with respect thereto;

          (iv) Licences. All of the Licences described in Schedule 1.1(t)(iv) and all Accounts Receivable with respect thereto;

          (v) Intellectual Property. All trade or brand names, business names, trade marks, trade mark registrations and applications, service marks, service mark registrations and applications, copyrights, copyright registrations and applications, patents, internet domain names and registrations, 1-800 telephone numbers, patent registrations and applications and other patent rights (including any patents issued on such applications or rights), trade secrets, proprietary manufacturing information and know-how, equipment and parts lists and descriptions, instructions manuals, inventions, inventors' notes, research data, unpatented blue prints, drawings and designs, formulae, processes, technology and other intellectual property, together with all rights under licences, registered user agreements, technology transfer agreements and other agreements or instruments relating to any of the foregoing (collectively, the "Intellectual Property"), including without limitation, the trademarks, business names, design marks, copyrights, patents, licences and agreements described in
                  Schedule 1.1(t)(v);

          (vi) Computer Software. The computer software, including all rights under licences and other agreements or instruments relating thereto set out in Schedule 1.1(t)(vi);

          (vii) Books and Records. All books and records (other than minute books and related corporate records and those required by law to be retained by GalaxSea, copies of which will be made available to the Purchaser and Travelbyus, provided that the minute books and related corporate records of GalaxSea West will be provided to Travelbyus-GalaxSea on Closing) including without limitation, customer lists, sales records, price lists and catalogues, sales literature, vouchers, advertising and related material, employee manuals, (but not personnel records), supply records, inventory records and correspondence files (together with, in the case of any such information that is stored electronically, the media on which the same is stored);

          (viii) Goodwill. All goodwill, together with the exclusive right for the Purchaser to represent itself as carrying on the GalaxSea Business in succession to GalaxSea and GalaxSea West and the right to use any words indicating that the GalaxSea Business is so carried on, including the Purchaser's right to use the name "GalaxSea", or any variation thereof, as part of the name or style under which the GalaxSea Business or any part thereof is carried on by the Purchaser; and

          (ix) Shares. All of the issued and outstanding shares (the "GalaxSea West Shares") in the capital of GalaxSea West Corporation ("GalaxSea West").

     (u) "GalaxSea Business" has the meaning set out in the preambles to this Agreement;

     (v) "GalaxSea Financial Statements" means the unaudited financial statements of GalaxSea as at the year ended December 31, 1998 and for the six months ending June 30, 1999;

     (w)  "GalaxSea Purchase Price" has the meaning set out in section 2.1(b);

     (x)  "GalaxSea Transferred Employees" means the employees listed on
          Schedule 1.1(x);

     (y) "Governmental Authority" means any government, regulatory authority, governmental department, agency, commission, board, tribunal, crown corporation or court or other law, rule or regulation-making entity having or purporting to have jurisdiction on behalf of any nation or province or state or other subdivision thereof or any municipality, district or other subdivision thereof;

     (z)  "GPM" means Glast, Phillips & Murray, PC;

     (aa) "Holdback" means the US$100,000 to be placed in escrow pursuant to the Representation and Warranty Escrow Agreement;

     (bb) "Indemnified Party" has the meaning set out in section 11.3;

     (cc) "Indemnifying Party" has the meaning set out in section 11.3;

     (dd) "Information Circular" has the meaning set out in the definition of Clearance/Mailing Obligation;

     (ee) "Intellectual Property" has the meaning set out in subsection
          1.1(t)(v);

     (ff) "International Tours Assets" means the following property and assets used in connection with or otherwise relating to the International Tours Business;

          (i) Equipment. The machinery, equipment, fixtures, furniture, furnishings, parts, and other fixed assets of or relating to or used in the operation of the International Tours Business described in Schedule 1.1(ff)(i);

          (ii) Prepaid Expenses. The prepaid expenses and benefits thereof relating to the International Tours Business described in
                 Schedule 1.1(ff)(ii);

          (iii) Agreements and Contracts. The rights under leases of personal and real property (whether as lessee or lessor), orders or contracts for the provision of goods or services (whether as buyer or seller), distribution, associate, supplier, franchise, and agency agreements and all other Contracts, of or relating to the International Tours Business described in Schedule 1.1(ff)(iii) and all Accounts Receivable with respect thereto;

          (iv) Licences. All of the Licences described in Schedule 1.1(ff)(iv) and all Accounts Receivable with respect thereto;

          (v) Intellectual Property. All Intellectual Property including without limitation, the trademarks, business names, design marks, copyrights, patents, licences and agreements described in Schedule 1.1(ff)(v);

          (vi) Computer Software. The computer software, including all rights under licences and other agreements or instruments relating thereto set out in Schedule 1.1(ff)(vi);

          (vii) Books and Records. All books and records (other than minute books and related corporate records and those required by law to be retained by International Tours, copies of which will be made available to the Purchaser and Travelbyus), including without limitation, customer lists, sales records, price lists and catalogues, sales literature, vouchers, advertising and related material, sales records, employee manuals, (but not personnel records), supply records, inventory records and correspondence files (together with, in the case of any such information that is stored electronically, the media on which the same is stored); and

          (viii) Goodwill. All goodwill, together with the exclusive right for the Purchaser to represent itself as carrying on the International Tours Business in succession to International Tours and the right to use any words indicating that the International Tours Business is so carried on, including the Purchaser's right to use the name "International Tours", or any variation thereof, as part of the name or style under which the International Tours Business or any part thereof is carried on by the Purchaser;

     (gg) "International Tours Business" has the meaning set out in the preambles to this Agreement;

     (hh) "International Tours Financial Statements" means the unaudited financial statements of International Tours as at the year ended December 31, 1998 and for the six months ended June 30, 1999;

     (ii) "International Tours Purchase Price" has the meaning set out in section 2.1(a);

     (jj) "International Tours Stock Component" has the meaning set out in section 2.1(a);

     (kk) "International Tours Transferred Employees" means the employees who are listed in Schedule 1.1(kk);

     (ll) "IT Cruise Assets" means all property and assets of IT Cruise, including for greater certainty and without limitation, the following:

          (i) Equipment. The machinery, equipment, fixtures, furniture, furnishings, parts, and other fixed assets of or relating to or used in the operation of the IT Cruise Business described in
               Schedule 1.1(ll)(i);
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                                      -9-

          (ii) Prepaid Expenses. The prepaid expenses and the benefits thereof relating to IT Cruise described in Schedule 1.1(ll)(ii);

          (iii) Agreements and Contracts. The rights under leases of personal and real property (whether as lessee or lessor), orders or contracts for the provision of goods or services (whether as buyer or seller), distribution, associate, supplier, franchise and agency agreements and all other Contracts of or relating to IT Cruise, described in Schedule 1.1(ll)(iii) and all Accounts Receivable with respect thereto;

          (iv) Licences. All of the Licences described in Schedule 1.1(ll)(iv) and all Accounts Receivable with respect thereto;

          (v) Intellectual Property. All Intellectual Property including without limitation, the trademarks, business names, design marks, copyrights, patents, licences and agreements described in Schedule 1.1(ll)(v);

          (vi) Computer Software. The computer software, including all rights under licences and other agreements or instruments relating thereto set out in Schedule 1.1(ll)(vi);

          (vii) Books and Records. All books and records (including minute books and related corporate records) including without limitation, customer lists, sales records, price lists and catalogues, sales literature, vouchers, advertising and related material, sales records, employee manuals, (but not personnel records), supply records, inventory records and correspondence files (together with, in the case of any such information that is stored electronically, the media on which the same is stored); and

          (viii)  Goodwill. All goodwill;

     (mm) "IT Cruise Business" has the meaning set out in the preambles to this Agreement;

     (nn) "IT Cruise Purchase Price" has the meaning set out in section 2.3;

     (oo) "IT Cruise Cash Component" has the meaning set out in section 2.3;

     (pp) "IT Cruise Financial Statements" means the unaudited financial statements of IT Cruise as at the year ended December 31, 1998 and for the six months ended June 30, 1999;

     (qq) "IT Cruise Stock Component" has the meaning set out in section 2.3;

     (rr)  Intentionally Deleted;

     (ss)   "Leased Premises" has the meaning set out in section 6.1(h);

     (tt) "Licences" means all licences, permits, approvals, consents, certificates, registrations and authorizations (whether governmental, regulatory or otherwise;

     (uu) "LOI" means the letter agreement executed as of March 30, 1999 between the Vendors, IT Cruise, NAGE and Travelgateways.com Inc., as amended April 7, 1999 and assigned to Travelbyus on July 23, 1999;

     (vv) "Losses" means, in respect of any matter, all claims, demands, proceedings, losses, damages, liabilities, deficiencies, costs and expenses (including without limitation, all legal and other professional fees and disbursements, interest, penalties and amounts paid in settlement) arising directly or indirectly as a consequence of such matter;

     (ww) "Management Agreement" means the interim management agreement to be entered into by GalaxSea, NAGE, IT Cruise, Travelbyus and the Purchaser on Closing, which agreement shall be effective as of the Effective Date;

     (xx)   "OBCA" means the Business Corporations Act, Ontario;

     (yy)   "Other Amounts" has the meaning set out in section 11.1(d);

     (zz) "Parties" means collectively, the Vendors, NAGE, Travelbyus and the Purchaser and "Party" means any one of them;

     (aaa) "Purchased Assets" means collectively the International Tours Assets and the GalaxSea Assets;

     (bbb) "Purchased Business" means collectively, the International Tours Business and the GalaxSea Business;

     (ccc) "Purchased Shares" means all of the issued and outstanding shares in the capital of IT Cruise;

     (ddd) "Purchaser" has the meaning set out in the preambles to this Agreement;

     (eee) "Representation and Warranty Escrow Agreement" means the representation and warranty escrow agreement to be entered into by the Parties and the Escrow Agent with respect to the Holdback;

     (fff)  "SEC" means the Securities and Exchange Commission;

     (ggg) "Taxes" means and includes without limitation, all taxes, duties, fees, premiums, assessments, imposts, levies and other charges of any kind whatsoever imposed by any Governmental Authority, together with all interest, penalties, fines, additions to tax or other additional amounts imposed in respect thereof, including without limitation, those levied on or measured by or referred to as income, gross receipts, profits, capital transfer, land transfer, sales, goods and services, use, value-added, excise, stamp, withholding, business, franchising, property, payroll, employment, health, social services, education and social security taxes, all surtaxes, all customs duties and import and export taxes, all license, franchise and registration fees and all employment insurance, health insurance and United States and other government pension plan premiums;

     (hhh)  "Third Party" has the meaning set out in section 11.3;

     (iii)  "Third Party Claim" has the meaning set out in section 11.3;

     (jjj) "Time of Closing" means 10:00 a.m. (Toronto time) on the Closing Date, or such other time on the Closing Date as the Parties may mutually determine;

     (kkk) "Travelbyus Financial Statements" means the audited financial statements of Travelbyus as at the year ended December 31, 1998;

     (lll)  "TSE" means The Toronto Stock Exchange; and

     (mmm)  "WSE" means the Winnipeg Stock Exchange.

1.2  Currency

Unless otherwise indicated, all dollar amounts in this Agreement are expressed in United States funds.

1.3  Sections and Headings

The division of this Agreement into Articles, sections and subsections and the insertion of headings are for convenience of reference only and shall not affect the interpretation of this Agreement. Unless otherwise indicated, any reference in this Agreement to an Article, section, subsection or Schedule refers to the specified Article, section or subsection of or Schedule to this Agreement.

1.4  Number, Gender and Persons

In this Agreement, words importing the singular number only shall include the plural and vice versa, words importing gender and words importing persons shall include individuals, corporations, partnerships, associations, trusts, unincorporated organizations, governmental bodies and other legal or business entities of any kind whatsoever.

1.5   Accounting Principles

Any reference in this Agreement to generally accepted accounting principles refers to generally accepted accounting principles that have been established in the United States of America, including those approved from time to time by the Financial Accounting Standards Board or any successor body thereto.

1.6   Entire Agreement

This Agreement together with the documents contemplated herein constitute the entire agreement between the Parties with respect to the subject matter hereof and supersede all prior agreements, understandings, negotiations and discussions, whether written or oral including for greater certainty and without limitation, the LOI. There are no conditions, covenants, agreements, representations, warranties or other provisions, express or implied, collateral, statutory or otherwise, relating to the subject matter hereof except as herein provided.

1.7   Time of Essence

Time shall be the essence of this Agreement.

1.8   Applicable Law

This Agreement shall be construed, interpreted and enforced in accordance with, and the respective rights and obligations of the Parties shall be governed by, the laws of the State of Texas and each Party irrevocably and unconditionally submits to the non-exclusive jurisdiction of the state and federal courts located in Dallas County, Texas and all courts competent to hear appeals therefrom.

1.9   Successors and Assigns

This Agreement shall enure to the benefit of and shall be binding on and enforceable by the Parties and, where the context so permits, their respective successors and permitted assigns. No Party may assign any of its rights or obligations hereunder without the prior written consent of the other Parties.

1.10  Amendments and Waivers

No amendment or waiver of any provision of this Agreement shall be binding on any Party unless consented to in writing by such Party. No waiver of any provision of this Agreement shall constitute a waiver of any other provision nor shall any waiver constitute a continuing waiver unless otherwise provided.

1.11  Schedules

The following Schedules are attached to and form part of this Agreement:

Schedule 1.1(t)(i)   -  Equipment etc. of the GalaxSea Business
Schedule 1.1(t)(ii)  -  Prepaid Expenses of the GalaxSea Business
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                                      -13-

Schedule 1.1(t)(iii)   -   Agreements and Contracts of the GalaxSea Business
Schedule 1.1(t)(iv)    -   Licenses of the GalaxSea Business
Schedule 1.1(t)(v)     -   Intellectual Property of the GalaxSea Business
Schedule 1.1(t)(vi)    -   Computer Software of the GalaxSea Business
Schedule 1.1(ff)(i)    -   Equipment etc. of the International Tours Business
Schedule 1.1(ff)(ii)   -   Prepaid Expenses of the International Tours Business
Schedule 1.1(ff)(iii)  -   Agreements and Contracts of the International Tours
                           Business
Schedule 1.1(ff)(iv)   -   Licences of the International Tours Business
Schedule 1.1(ff)(v)    -   Intellectual Property of the International Tours
                           Business
Schedule 1.1(ff)(vi)   -   Computer Software of the International Tours Business
Schedule 1.1(kk)       -   International Tours Transferred Employees
Schedule 1.1(ll)(i)    -   Equipment etc. of IT Cruise
Schedule 1.1(ll)(ii)   -   Prepaid Expenses of IT Cruise
Schedule 1.1(ll)(iii)  -   Agreements and Contracts of IT Cruise
Schedule 1.1(ll)(iv)   -   Licences of IT Cruise
Schedule 1.1(ll)(v)    -   Intellectual Property of IT Cruise
Schedule 1.1(ll)(vi)   -   Computer Software of IT Cruise
Schedule 1.1(x)        -   GalaxSea Transferred Employees
Schedule 2.2(a)(i)     -   Prepaid Fees, etc. of the GalaxSea Business
Schedule 2.2(a)(ii)    -   Prepaid Fees, etc. of the International Tours
                           Business
Schedule 3.3           -   Allocation of Purchase Price among Purchased Assets
Schedule 6.1(a)        -   Jurisdictions in which International Tours is
                           authorized to carry on business
Schedule 6.1(d)(i)(A)  -   Third Party Contractual Consents for the
                           International Tours Business
Schedule 6.1(f)        -   Location of the International Tours Assets
Schedule 6.1(p)(i)     -   International Tours Financial Statements
Schedule 6.1(p)(iii)   -   Competing Business of the International Tours
                           Business
Schedule 6.1(r)        -   Legal and Regulatory Proceedings
Schedule 6.1(s)        -   Customers of the International Tours Business
Schedule 6.1(t)        -   Suppliers of the International Tours Business
Schedule 6.1(u)        -   Employee Plans and Collective Agreements of the
                           International Tours Business
Schedule 6.2(a)        -   Jurisdictions in which IT Cruise is authorized to
                           carry on business
Schedule 6.2(h)        -   Location of IT Cruise Assets
Schedule 6.2(j)        -   Authorized and Issued Capital of IT Cruise
Schedule 6.2(n)        -   Third Party Consents of IT Cruise
Schedule 6.2(r)        -   IT Cruise Financial Statements
Schedule 6.2(v)        -   Tax Disclosure of IT Cruise
Schedule 6.2(x)        -   Bank Accounts of IT Cruise
Schedule 6.2(aa)(iii)  -   Competing Business of the IT Cruise Business
Schedule 6.2(ac)       -   Customers of IT Cruise
Schedule 6.2(ad)       -   Suppliers of IT Cruise
Schedule 6.3(a)        -   Jurisdictions in which GalaxSea is authorized to
                           carry on business
Schedule 6.3(cc)       -   Bank Accounts of GalaxSea West

Schedule 6.3(d)(i)(A)   -   Third Party Contractual Consents for the GalaxSea
                            Business
Schedule 6.3(e)         -   Location of the GalaxSea Assets
Schedule 6.3(o)(i)      -   GalaxSea Financial Statements
Schedule 6.3(o)(iii)    -   Competing Business of the GalaxSea Business
Schedule 6.3(r)         -   Customers of the GalaxSea Business
Schedule 6.3(s)         -   Suppliers of the GalaxSea Business
Schedule 6.3(t)         -   Employee Plans and Collective Agreements of the
                            GalaxSea Business
Schedule 7.1(f)         -   Travelbyus Financial Statements
Schedule 10.1(d)        -   Third Party Contractual Consents for IT Cruise
Schedule 11             -   Service Marks
Schedule 12             -   Disclosures Regarding International Tours Customers
Schedule 13             -   Disclosures Regarding International Tours Suppliers
Schedule 14             -   Disclosures Regarding GalaxSea Suppliers
Schedule 15             -   Disclosures Regarding Accounts Payable


                        ARTICLE 2 - PURCHASE AND SALE

2.1  Purchase and Sale of Purchased Assets
     -------------------------------------

Subject to the terms and conditions of this Agreement:

     (a) International Tours shall convey, sell, assign and transfer to Travelbyus-IT and Travelbyus IT shall purchase from International Tours, effective as of the Effective Date commencing on the Time of Closing on the Closing Date, the International Tours Assets, free and clear of any and all Encumbrances, in exchange for the sum of US$666,666 (the "International Tours Cash Component") and 333,333 common shares in the capital of Travelbyus(the "International Tours Stock Component"); provided that on Closing the International Tours Stock Component shall be placed in escrow pursuant to the Closing Escrow Agreement, to be released on the terms and conditions therein contained (the "International Tours Purchase Price"); and

     (b) GalaxSea shall convey, sell, assign and transfer to Travelbyus-GalaxSea and Travelbyus-GalaxSea shall purchase from GalaxSea effective as of the Effective Date commencing on the Escrow Release Date pursuant to the Closing Escrow Agreement, the GalaxSea Assets, free and clear of any and all Encumbrances, in exchange for the sum of US$285,000 (the "GalaxSea Purchase Price");

2.2  Excluded Assets

For greater certainty, and without limitation, the Purchased Assets shall not include any of the following property and assets of the Vendors (collectively, the "Excluded Assets"):

     (a) Cash. Save and except in respect of the prepaid fees, commissions and royalties identified on Schedules 2.2(a)(i) and 2.2(a)(ii), (which amounts will be paid on Closing to the Purchaser) all cash on hand or in banks or other depositions of the Vendors as of the Effective Date;

     (b) Accounts Receivable. All Accounts Receivable due or accruing due to the Vendors in connection with the International Tours Business and the GalaxSea Business for the period arising prior to the Effective Date including without limitation, pro-rated, accrued vendor productivity bonuses;

     (c) Inter-company Debt. All indebtedness of NAGE or IT Cruise and any of their Associates or Affiliates to any of the Vendors or IT Cruise and/or all indebtedness of any of the Vendors or IT Cruise and their Associates or Affiliates to any of the Vendors, IT Cruise or NAGE as of the Effective Date; and

     (d) Income Taxes. All income tax or payroll tax instalments paid by either of the Vendors and the right to receive any refund of income taxes paid by either of the Vendors as of the Effective Date.

2.3  Purchase and Sale of Purchased Shares

Subject to the terms and conditions of this Agreement, NAGE shall convey, sell, assign and transfer to Travelbyus-IT and Travelbyus-IT shall purchase from NAGE, effective as of the Effective Date commencing on the Escrow Release Date, the Purchased Shares, free and clear of any and all Encumbrances, in exchange for (the "IT Cruise Purchase Price") US$1,048,334 (the "IT Cruise Cash Component") and 666,667 common shares in the capital of Travelbyus (the "IT Cruise Stock Component").

                             ARTICLE 3 - PURCHASE

3.1  Purchase Price

The Purchase Price shall be satisfied by the payment of the International Tours Purchase Price, the GalaxSea Purchase Price and the IT Cruise Purchase Price.

3.2  Payment of Purchase Price

At the Time of Closing, the Purchaser shall satisfy and pay the Purchase Price to the Vendors and NAGE as follows:

     (a) Travelbyus-IT shall deliver to International Tours a certified cheque or bank draft representing the International Tours Cash Component less US$83,333 previously advanced as and by way of a deposit pursuant to the LOI and less US$33,333 on account of the Holdback;

     (b) Travelbyus-GalaxSea shall deliver to GalaxSea a certified cheque representing the GalaxSea Purchase Price less the sum of US$35,000 previously advanced as and by way of a deposit pursuant to the LOI and less US$33,333 on account of the Holdback;

     (c) Travelbyus-IT shall deliver to NAGE a certified cheque or bank draft representing the IT Cruise Cash Component less US$131,667 previously advanced as and by way of a deposit pursuant to the LOI and less US$33,334 on account of the Holdback;

     (d) Travelbyus-IT shall deliver to International Tours share certificates representing the International Tours Stock Component and International Tours shall forthwith deposit such share certificates with the Escrow Agent pursuant to the Closing Escrow Agreement;

     (e) Travelbyus-IT shall deliver to NAGE share certificates representing the IT Cruise Stock Component and NAGE shall forthwith deposit such share certificates with the Escrow Agent pursuant to the Closing Escrow Agreement;

     (f) the Purchaser shall deliver to the applicable Vendor a certified cheque or bank draft in the amount of the prepaid deposits listed on Schedules 1.1(t)(ii) and 1.1(ff)(ii) against delivery to the Purchaser by the Vendors of a certified cheque or bank draft in the amount of the prepaid fees listed on Schedules 2.2(a)(i) and 2.2(a)(ii); and

     (g) In addition to payment of the Purchase Price, the Purchaser shall deliver to GalaxSea, International Tours IT Cruise and NAGE, as applicable, certified cheques or bank drafts in an amount equal to payment made by any of them after September 30, 1999 for expenses accruing and paid after September 30, 1999 relating to the International Tours Business, the GalaxSea Business and the IT Cruise Business.

3.3  Allocation of Purchase Price

Each of the Vendors and the Purchaser covenant and agree to allocate the Purchase Price among the Purchased Assets in accordance with the terms and conditions of this Agreement and specifically Schedule 3.3 and to report the sale and purchase of the Purchased Assets for all federal, state and local tax purposes in a manner consistent with such allocation. Travelbyus does hereby covenant and agree that it is the understanding of Travelbyus that the general accepted practice in the Province of Ontario, consistent with requisite securities laws, rules and policies published by the Ontario Securities Commission and various telephone conversations between counsel to Travelbyus and the Ontario Securities Commission, is that securities issued outside of the Province of Ontario (i.e. to non-residents of Ontario) will have a 90 day restriction on their tradeability, subject always to requisite and applicable rules relative to the holding and sale of stock by insiders of public companies such as Travelbyus.

3.4  Transfer Taxes

The Purchaser shall be liable for and shall pay all federal and state sales taxes (including any retail sales taxes) and all other taxes, duties, fees or other like charges of any jurisdiction properly payable in connection with the transfer of the Purchased Assets by the Vendors to the Purchaser.

3.5  Payment of Accounts Payable

Each Vendor hereby covenants and agrees to be responsible for and pay upon demand by the creditor (unless payment has previously been made by suh Vendor or is disputed in good faith by such Vendor) all debts, liabilities and obligations in respect of or relating to the Purchased Business and the Purchased Assets of such Vendor (exclusive of the Assumed Liabilities) up to and including the Effective Date save and except as set forth on Schedule 15. At the request of the Purchaser, the applicable Vendor shall provide written evidence of payment of accounts payable. To the extent that there is a dispute with any particular customer and/or supplier with respect to the validity of a particular account payable (or a portion thereof), the applicable Vendor shall provide notice to the Purchaser and Travelbyus together with particular details of such dispute and the applicable Vendor and the Purchaser shall attempt to resolve the dispute with the supplier, bearing in mind that such supplier may be a valued supplier of the Purchased Business.

                     ARTICLE 4 - ASSUMPTION OF LIABILITIES

4.1  Assumption of Certain Liabilities by the Purchaser

Subject to the provisions of this Agreement, as part of the consummation of the purchase and sale of the Purchased Assets, the Purchaser shall only assume and pay in the normal course as they fall due and discharge, perform and fulfil, the obligations and liabilities of each Vendor (the "Assumed Liabilities") in respect of the Contracts described in Schedules 1.1(t)(iii) and 1.1(ff)(iii), the Licences described in Schedules 1.1(t)(iv) and 1.1(ff)(iv) and the employment obligations in respect of the GalaxSea Transferred Employees and the International Tours Transferred Employees. For greater certainty and without limitation, Travelbyus-IT shall assume the Assumed Liabilities with respect to the International Tours Business, with effect as of the Effective Date, as of the Time of Closing on the Closing Date and Travelbyus-GalaxSea shall assume the Assumed Liabilities with respect to the GalaxSea Business, with effect as of the Effective Date, as of the Escrow Release Date.

4.2  Non-Assumption of Excluded Liabilities

For greater certainty and without limitation, the Purchaser shall only be liable for the Assumed Liabilities and the Purchaser is not assuming and shall not be liable or responsible for any other debt, liability or obligation of the Vendors incurred in connection with the Purchased Business or any other business (the "Excluded Liabilities").

              ARTICLE 5 - CLOSING DATE AND TRANSFER OF POSSESSION

5.1  Closing Date and Place of Closing

Closing shall occur on the Closing Date at the offices of Cassels Brock & Blackwell, Suite 2100, 40 King Street West, Toronto, Ontario, M5H 3C2 or at such other place as the Parties may agree upon as the place of Closing.

5.2  Transfer and Delivery of Purchased Assets

Subject to compliance with the terms and conditions hereof: (i) the transfer of possession of the GalaxSea Assets shall be deemed to take effect as of the Effective Date, commencing at midnight on the Escrow Release Date; and (ii) the transfer of possession of the International Tours Assets shall be deemed to take effect as of midnight on the Closing Date as of the Effective Date.

5.3  Further Assurances

From time to time subsequent to Closing and both before and after the Escrow Release Date, each of the Vendors and NAGE shall at all times, promptly execute and deliver all such documents, including without limitation, all such additional conveyances, transfers, consents and other assurances and shall do all such other acts and things as the Purchaser and Travelbyus, acting reasonably, may from time to time request be executed or done in order to better evidence, perfect or effectuate any provision of this Agreement or of any agreement or other document executed pursuant to this Agreement or any of the respective obligations intended to be created hereby or thereby.


                  ARTICLE 6 - REPRESENTATIONS AND WARRANTIES

6.1 Representations and Warranties relating to the International Tours Business and International Tours

International Tours represents and warrants to Travelbyus-IT and Travelbyus as follows, and acknowledges that Travelbyus-IT and Travelbyus are relying on such representations and warranties in connection with the purchase of the International Tours Assets:

     (a) Organization. International Tours is a corporation duly incorporated and organized and validly existing under the laws of the State of Oklahoma and has the corporate power to own or lease the International Tours' Assets, to carry on the International Tours Business and to enter into this Agreement and to perform its obligations hereunder. International Tours is duly qualified as a corporation to do business in each jurisdiction in which the nature of the International Tours Business or the International Tours Assets makes such qualification necessary and as set out in Schedule 6.1(a), except where the failure to be so qualified would not have a material adverse effect on the International Tours Business or the International Tours Assets.

     (b) Authorization. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereunder have been duly authorized by all necessary corporate action on the part of International Tours. This Agreement has been duly authorized, executed and delivered by International Tours and is a legal, valid and binding obligation of International Tours, enforceable against International Tours in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency and other laws affecting the rights of creditors generally and except that equitable remedies may be granted only in the discretion of a court of competent jurisdiction.

     (c) No Other Agreements to Purchase. No person other than Travelbyus-IT or Travelbyus has any written or oral agreement or option or any right or privilege (whether by law, pre-emptive or contractual) capable of becoming an agreement or option for the purchase or acquisition from International Tours of any of the International Tours Assets.

     (d) No Violation. The execution and delivery of this Agreement by International Tours and the consummation of the transactions herein provided for will not result in:

          (i) the breach or violation of any of the provisions of, or constitute a default under, or conflict with or cause the acceleration of any obligation of International Tours under:

               (A) any Contract to which International Tours is a party or by which International Tours is or its properties or assets are bound, following receipt of the consents to assignment contemplated hereby in Schedule 6.1(d)(i)(A);

               (B) any provision of the Articles of Incorporation (and any amendments thereto) or by-laws or resolutions of the board of directors (or any committee thereof) or shareholders of International Tours;

               (C) any judgment, decree, order or award of any court, governmental body or arbitration body having jurisdiction over International Tours;

               (D) any Licence or authorization held by International Tours or necessary for the operation of the International Tours Business; or

               (E) any applicable law, statute, ordinance, regulation or rule applicable to International Tours, the International Tours Business or any of the International Tours Assets; or

          (ii) the creation or imposition of any Encumbrance against the International Tours Business or any of the International Tours Assets.

          Except as set forth on Schedule 12 or 13, International Tours has no reason to believe that consents to the assignment of the Contracts which are to be procured post-Closing, as identified on Schedule 6.1(d)(i)(A) will not be duly received, but makes no guarantees or assurances in this regard.

     (e) Acts of Bankruptcy. International Tours is not insolvent, has not proposed a compromise or arrangement to its creditors generally, has not taken any proceeding with respect to a compromise or arrangement, has not taken any proceeding to have itself declared bankrupt or wound-up, has not taken any proceeding to have a receiver appointed of any part of its assets and at present, no encumbrancer or receiver has taken possession of any of its property and no execution or distress is enforceable or levied upon any of its property and no petition for a receiving order in bankruptcy is filed against it.

     (f) Sufficiency of International Tours Assets. The International Tours Assets are sufficient to carry on the International Tours Business. Any equipment, computers and other tangible assets comprising the International Tours Assets are in good operating condition and are in a state of good repair and maintenance. All tangible assets of the International Tours Business are situated at the locations set out in
          Schedule 6.1(f).

     (g) Title to Personal Property. The International Tours Assets are owned beneficially and, where appropriate, of record by International Tours with good and marketable title thereto, free and clear of all Encumbrances. No person has any written or oral agreement, option, understanding or commitment or any right or privilege capable of becoming an agreement, for the purchase from International Tours of any of the International Tours Assets and there has been no assignment, subletting or granting of any licence (of occupation or otherwise) of or in respect of any of the International Tours Assets. International Tours does not own any real property or any shares in the capital of IT Cruise.

     (h) Leased Property. International Tours is not a party to any lease or agreement to lease in respect of any real property, whether as lessor or lessee, other than the right that has been granted by NAGE to occupy a portion of the premises leased by NAGE and located at 13150 Coit Road, Suite 125, Dallas, Texas (the "Leased Premises"). International Tours has the right to occupy and use a portion of the Leased Premises, subject to the rights of GalaxSea and IT Cruise to occupy a portion of the Leased Premises and the right of NAGE to occupy the remainder of the Leased Premises.

     (i) Intellectual Property. Schedule 1.1(ff)(v) sets out all registered or pending or unregistered Intellectual Property (including particulars of registration or application for registration) and all licences, registered user agreements and other Contracts that comprise or relate to the Intellectual Property of International Tours. The Intellectual Property of International Tours comprises all registered and unregistered, trade or brand names, business names, trade marks, service marks, copyrights, patents, trade secrets, know-how, inventions, designs and other industrial or intellectual property necessary to conduct the International Tours Business. International Tours is the beneficial and, where applicable, the registered owner of its Intellectual Property, free and clear of all Encumbrances, and is not a party to or bound by any Contract or any other obligation whatsoever that limits or impairs its ability to sell, transfer, assign or convey, or that otherwise affects, its Intellectual Property. Save as provided for in Schedule 1.1(ff)(v), no person has been granted any interest in or right to use all or any portion of the Intellectual Property. The conduct of the International Tours Business does not infringe upon the industrial or intellectual property rights, domestic or foreign, of any other person, nor has International Tours received any notice that the conduct of the International Tours Business, including the use of its Intellectual Property, infringes upon or breaches any industrial or intellectual property rights of any other person, and International Tours, after due inquiry, has no knowledge of any infringement or violation of any of its rights in its Intellectual Property. International Tours is not aware of any state of facts that casts doubt on the validity of enforceability of any of its Intellectual Property. International Tours has provided to Travelbyus-IT and Travelbyus a true and complete copy of all agreements, instruments and amendments thereto that comprise or relate to its Intellectual Property.

     (j) Insurance. International Tours has the International Tours Assets and the International Tours Business insured against loss or damage on a replacement cost basis and such insurance coverage will be continued in full force and effect to and including the Closing Date. International Tours is not in default with respect to any of the provisions contained in any such insurance policy and has not failed to give any notice or to present any claim under such insurance policy, in a due and timely fashion.

     (k) Agreements and Commitments. Except as described in Schedule 1.1(ff)(iii), International Tours is not a party to or bound by any Contract relating to the International Tours Business or the International Tours Assets. There is no oral agreement or Contract relating to the International Tours Business or the International Tours Assets which is material to the International Tours Business which has not been disclosed in writing to Travelbyus-IT and Travelbyus. International Tours has performed all of the obligations required to be performed by it and is entitled to all benefits under, and is not in default or alleged to be in default in respect of, any Contract relating to the International Tours Business or the International Tours Assets to which it is a party or by which it is bound; all such Contracts are in good standing and in full force and effect, and no event, condition or occurrence exists that, after notice or lapse of time or both, would constitute a default under any of the foregoing, except as set forth on Schedule 1.1(ff)(iii). International Tours has made available to Travelbyus-IT and Travelbyus a true and complete copy of each Contract listed or described in Schedule 1.1(ff)(iii) and all amendments, variations, extensions and modifications thereto. There is no requirement under any Contract relating to the International Tours Business or the International Tours Assets to which International Tours is a party or by which it is bound and which constitute part of the International Tours Assets to give any notice to, or to obtain the consent or approval of, any party to such Contract relating to the consummation of the transactions contemplated by this Agreement, except for the notifications, consents and approvals described in Schedule 6.1(d)(i)(A). Except as set forth on Schedule 12 or Schedule 13, International Tours has no reason to believe that any of the Contracts relating to the International Tours Business or the International Tours Assets will not be renewed, in the ordinary course of business, from and after their respective expiry dates on similar terms and conditions, but makes no guarantees or assurances in this regard.

     (l) Compliance with Laws; Governmental Authorization. International Tours has complied in all material respects with all laws, statutes, ordinances, regulations, rules, judgments, decrees or orders applicable to the International Tours Business and/or the International Tours Assets, including without limitation, those relating to anti-competition and anti-combines. Neither International Tours nor any of its directors, officers, agents, employees or other persons acting on behalf of International Tours have, directly or indirectly, used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, made any unlawful payments on behalf of International Tours to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns from corporate funds or knowingly made any false or fictitious entry on the books or records of International Tours or made any bribe, rebate, pay-off, influence payment, kickback or other unlawful payment on behalf of International Tours. Schedule 1.1(ff)(iv) sets out a complete and accurate list of all Licences held by or granted to International Tours and there are no other Licences necessary to carry on the International Tours Business or to own or lease any of the International Tours Assets. Each Licence is valid, subsisting and in good standing and International Tours is not in default or in breach of any Licence and, to the knowledge of International Tours, no proceeding is pending or threatened to revoke or limit any Licence. International Tours has made available a true and complete copy of each Licence and all amendments thereto to Travelbyus-IT and Travelbyus.

     (m) Regulatory Consents and Approvals. There is no requirement to make any filing with, give any notice to or to obtain any Licence, from any governmental or regulatory agency or authority as a condition to the lawful consummation of the transactions contemplated by this Agreement, except for the filings, notifications, licences, permits, certificates, registrations, consents and approvals that relate solely to the identity of Travelbyus-IT or the nature of any business carried on by Travelbyus-IT.

     (n) Books and Records. The books and records of International Tours fairly and correctly set out and disclose, in accordance with generally accepted accounting principles, the financial position of International Tours as at the date hereof and all material financial transactions of International Tours relating to the International Tours Business have been accurately recorded in such books and records.

     (o) Absence of Changes. Since June 30, 1999, the International Tours Business has carried on only in the ordinary and normal course consistent with past practice and there has not been; (i) any material adverse change in the condition (financial or otherwise), assets, liabilities, operations, earnings, business or prospects of the International Tours Business; (ii) any damage, destruction or loss (whether or not covered by insurance) affecting the International Tours Assets; or (iii) any obligation or liability (whether absolute, accrued, contingent or otherwise, and whether due or to become due) incurred by International Tours in connection with the International Tours Business, other than those incurred in the ordinary and normal course of the International Tours Business and consistent with past practice.

     (p)  Non-Arm's Length Transactions. With respect to the International Tours
          Business:

          (i) Since June 30, 1999, International Tours has not made any payment or loan to, or borrowed any moneys from and is not otherwise indebted to, any officer, director, employee, shareholder or any other person not dealing at arm's length with International Tours or any Affiliate or Associate of any of the foregoing, except as disclosed on the International Tours Financial Statements attached as Schedule 6.1(p)(i) and except for usual employee reimbursements and compensation paid in the ordinary course of the International Tours Business; and

          (ii) International Tours is not party to any Contract with any officer, director, employee, shareholder or any other person not dealing at arm's length with International Tours or any Affiliate or Associate of any of the foregoing.

          (iii) No officer, director, employee or shareholder of International Tours or any other person not dealing at arm's length with International Tours and no entity that is an Affiliate or Associate of one or more of such individuals:

                (a) owns, directly or indirectly, any interest in (except for shares representing less than 1% of the outstanding shares of any class or series of any publicly traded company), or is an officer, director, employee or consultant or, any person that is, or is engaged in business as, a competitor of the International Tours Business (other than IT Cruise and GalaxSea and other than as set forth on Schedule 6.1(p)(iii)) or a lessor, lessee, supplier, distributor, sales agent or customer of the International Tours Business (other than IT Cruise and GalaxSea);

               (b) owns, directly or indirectly, in whole or in part, any property that International Tours uses in the operation of the International Tours Business (other than IT Cruise and GalaxSea); or

               (c) has any cause of action or other claim whatsoever against, or owes any amount to, International Tours in connection with the International Tours Business, except for any liabilities reflected in the International Tours Financial Statements and claims in the ordinary course of business, consistent with past practice.

               (d) The International Tours Financial Statements have been prepared in accordance with generally accepted accounting principles (except that the unaudited financial statements do not have footnotes and are subject to year end audit adjustment) applied on a basis consistent with that of the preceding period and present fairly:

                    1. all of the assets, liabilities and financial position of International Tours as at the dates indicated; and

                    2. the sales, earnings, results of operation and changes in financial position of International Tours for all of the dates indicated.

     (q) Taxes. International Tours has duly filed on a timely basis all tax returns required to be filed by it and has paid all Taxes that are due and payable, and all assessments, reassessments, governmental charges, penalties, interest and fines due and payable by it, except for those Taxes International Tours may be contesting in good faith. International Tours has made adequate provision for Taxes payable in respect of the International Tours Business for the current period and any previous period for which Tax returns are not yet required to be filed. There are no actions, suits, proceedings, investigations or claims pending or, to the knowledge of International Tours, threatened against International Tours in respect of Taxes, nor are any material matters under discussion with any Governmental Authority with regard to Taxes asserted by any such authority. International Tours has withheld from each payment made to any of its past or present employees, officers or directors, and to any non-residents of the United States, the amount of all Taxes and other deductions required to be withheld therefrom, and has paid the same to the proper tax or other receiving officers within the time required under applicable legislation.

     (r) Litigation. Except as described in Schedule 6.1(r), there are no actions, claims, suits or proceedings (whether or not purportedly on behalf of International Tours) pending or, to the knowledge of International Tours, threatened against or affecting International Tours at law or in equity or before or by any federal, state, municipal or other governmental department, court, commission, board, bureau, agency or instrumentality, domestic or foreign, or before or by an arbitrator or arbitration board, the resolution of which is expected to have a material adverse effect on the International Tours Business. International Tours is not aware of any grounds on which any such action, suit or proceeding might be commenced with any reasonable likelihood of success.

     (s) Customers. Schedule 6.1(s) sets out all of the revenue generating customers of the International Tours Business and the basis upon which they are a customer (i.e. franchise agreement, agency agreement, informal agreement, etc.). There has been no termination or cancellation of, and no material modification or change thereto except as described on Schedule 6.1(s). International Tours is not currently aware and has no reason to believe that the benefits of any relationship with a material number of the customers of the International Tours Business will not continue after Closing in substantially the same manner as prior to the date of this Agreement.

     (t) Suppliers. Schedule 6.1(t) sets out all the suppliers of the International Tours Business (those suppliers of the International Tours Business that account for more than 5% of revenue for calendar 1998 are marked with an "m") and, except as described on Schedule 6.1(t), there has been no termination or cancellation of, and no material modification or change in, International Tours' relationship with any of the material suppliers. International Tours is not currently aware and has no reason to believe that the benefits of any relationship with a material number of the suppliers of the International Tours Business will not continue after Closing in the same manner as prior to the date of this Agreement. Notwithstanding the foregoing, Travelbyus-IT acknowledges that supplier contracts are negotiated annually at the end of each calendar year for the next following year.

     (u) Employee Plans. There are no Employee Plans with respect to the International Tours Business other than those listed in Schedule 6.1(u).

     (v) Collective Agreements. Save and except as disclosed on Schedule 6.1(u), International Tours has not made any agreements with any labour union or employee association nor made commitments to or conducted negotiations with any labour union or employee association with respect to any future agreements and International Tours is not aware of any current attempts to organize or to establish any labour union or employee association. There are no material controversies pending or threatened between any labour union or employee organization and International Tours. There are no pending or threatened representation questions respecting the employees of International Tours and there are no pending arbitration proceedings arising out of or under any union contract.

     (w) Year 2000 Readiness. To the knowledge of International Tours, the software currently utilized by International Tours in connection with the International Tours Business in its operation and the software developed by or on behalf of International Tours in connection with the International Tours Business and supplied to clients of International Tours in connection with the International Tours Business will function without error or interruption related to Date Data, specifically including errors or interruptions from functions which may involve Date Data from more than one century. To the knowledge of International Tours, the software currently utilized by International Tours in connection with the International Tours Business, in its operation and developed by or on behalf of International Tours in connection with the International Tours Business and or otherwise supplied to clients of International Tours in connection with the International Tours Business does not contain any routines or devices introduced by International Tours or to the knowledge of International Tours introduced by any other person or in any other manner that could interfere with their use (including without limitation, time locks, keys or bombs) or interfere with, delete or corrupt data (commonly known as "viruses").

     (x) Full Disclosure. Neither this Agreement nor any document to be delivered by International Tours nor any certificate, report, statement or other document furnished by International Tours in connection with the negotiation of this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading. There has been no event, transaction or information that has come to the attention of International Tours that has not been disclosed to Travelbyus-IT and Travelbyus in writing and that could reasonably be expected to have a material adverse effect on the assets, business, earnings, prospects, properties or condition (financial or otherwise) of the International Tours Business and/or the International Tours Assets.

6.2 Representations and Warranties relating to the Purchased Shares, IT Cruise and NAGE

NAGE represents and warrants to Travelbyus-IT and Travelbyus as follows, and acknowledges that Travelbyus-IT and Travelbyus are relying on such representations and warranties in connection with its purchase of the Purchased Shares and its purchase of the GalaxSea Assets including without limitation, the GalaxSea West
Shares:

     (a) Organization. IT Cruise is a corporation duly incorporated and organized and validly existing under the laws of the State of Oklahoma and has the corporate power to own or lease its property and assets, to carry on the IT Cruise Business. IT Cruise is duly qualified as a corporation to do business in each jurisdiction in which the nature of the IT Cruise Business or the IT Cruise Assets makes such qualification necessary and as set out in Schedule 6.2(a), except where the failure to be so qualified would not have a material adverse effect on IT Cruise or the IT Cruise Business.

     (b) Organization. NAGE is a corporation duly incorporated and validly existing under the laws of the State of Delaware and has the corporate power to own or lease its property, to carry on its business as now being conducted by it, to enter into this Agreement and to perform its obligations hereunder.

     (c) Authorization. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereunder have been duly authorized by all necessary corporate action on the part of NAGE save and except as contemplated by the Clearance/Mailing Obligation. This Agreement has been duly authorized, executed and delivered by NAGE and is a legal, valid and binding obligation of NAGE, enforceable against NAGE by Travelbyus-IT and Travelbyus in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency and other laws affecting the rights of creditors generally and except that equitable remedies may be granted only in the discretion of a court of competent jurisdiction.

     (d) No Violation. The execution and delivery of this Agreement by NAGE and the consummation of the transactions herein provided for will not result in:

          (i) the breach or violation of any of the provisions of, or constitute a default under, or conflict with or cause the acceleration of any obligation of NAGE or IT Cruise, as the case may be, under:

               (A) any Contract to which NAGE or IT Cruise is a party or by which NAGE or IT Cruise or their respective properties or assets are bound;

               (B) any provision of the Articles of Incorporation or by-laws or resolutions of the board of directors (or any committee thereof) or shareholders of NAGE or IT Cruise, subject to satisfaction of the Clearance/Mailing Obligation;

               (C) any judgment, decree, order or award of any court, governmental body or arbitration body having jurisdiction over NAGE or IT Cruise;

               (D) any licence, permit, approval, consent or authorization held by NAGE or IT Cruise or necessary to the operation of their respective businesses; or

               (E) any applicable law, statute, ordinance, regulation or rule applicable to NAGE or IT Cruise, their respective businesses or assets; or

          (ii) the creation or imposition of any Encumbrance against the business or the assets of NAGE, including for greater certainty and without limitation, the Purchased Shares and/or the business or the assets of IT Cruise including for greater certainty and without limitation, the IT Cruise Assets and the IT Cruise Business.

     (e) Right to Sell. NAGE is the sole registered and beneficial owner of the Purchased Shares with good and marketable title thereto free and clear of all Encumbrances. NAGE has the exclusive right to sell, transfer and assign the Purchased Shares to Travelbyus-IT as provided in this Agreement subject to the Clearance/Mailing Obligation. The Purchased Shares are not subject to the terms of any shareholders' agreement, voting trust or voting agreement.

     (f) No Other Agreements to Purchase. No person other than Travelbyus-IT or Travelbyus has any written or oral agreement or option or any right or privilege (whether by law, pre-emptive or contractual) capable of becoming an agreement or option for the purchase or acquisition of the Purchased Shares or any of the issued and outstanding shares in the capital of IT Cruise.

     (g) Acts of Bankruptcy. Neither NAGE nor IT Cruise is insolvent, has proposed a compromise or arrangement to its creditors generally, has taken any proceeding with respect to a compromise or arrangement, has taken any proceeding to have itself declared bankrupt or wound-up, has taken any proceeding to have a receiver appointed of any part of its respective assets and at present, no encumbrancer or receiver has taken possession of any of its respective property and no execution or distress is enforceable or levied upon any of its respective property and no petition for a receiving order in bankruptcy is filed against it.

     (h) Sufficiency of IT Cruise Assets. The IT Cruise Assets are sufficient to carry on the IT Cruise Business. All equipment, computers and other tangible assets comprising the IT Cruise Assets are in good operating condition and are in a state of good repair and maintenance. All tangible assets of the IT Cruise Business are situated at the locations set out in Schedule 6.2(h).

     (i) No Litigation. There are no outstanding claims at law or in equity or before any Governmental Authority pending or to NAGE's knowledge, proposed or threatened, which would prevent NAGE from completing the transaction contemplated by this Agreement.

     (j) Capitalization. The authorized capital and the issued capital of IT Cruise are as set forth in Schedule 6.2(j). All of the outstanding shares in the capital of IT Cruise have been duly and validly issued and are outstanding as fully paid and non-assessable shares. No options, warrants or other rights to purchase shares or other securities of IT Cruise and no securities or obligations convertible into or exchangeable for shares or other securities of IT Cruise have been authorized or agreed to be issued or are outstanding.

     (k) Title to Personal Property. The IT Cruise Assets are owned beneficially and, where appropriate, of record by IT Cruise with good and marketable title thereto, free and clear of all Encumbrances. No person has any written or oral agreement, option, understanding or commitment or any right or privilege capable of becoming an agreement for the purchase from IT Cruise of any of the IT Cruise Assets and there has been no assignment, subletting or granting of any licence (of occupation or otherwise) of or in respect of any of the IT Cruise Assets. IT Cruise does not own or lease any real property.

     (l) Intellectual Property. Schedule 1.1(ll)(v) sets out all registered or pending or unregistered Intellectual Property of IT Cruise (including particulars or registration or application for registration) and all licences, registered user agreements and other Contracts that comprise or relate to the Intellectual Property of IT Cruise. The Intellectual Property of IT Cruise comprises all registered and unregistered, trade or brand names, business names, trade marks, service marks, copyrights, patents, trade secrets, know-how, inventions, designs and other industrial or intellectual property necessary to conduct the IT Cruise Business. IT Cruise is the beneficial and, where applicable, the registered owner of its Intellectual Property, free and clear of all Encumbrances, and is not a party to or bound by any Contract or any other obligation whatsoever that limits or impairs its ability to sell, transfer, assign or convey, or that otherwise affects, its Intellectual Property, save as provided for in Schedule 1.1(ll)(v).
          No person has been granted any interest in or right to use all or any portion of the Intellectual Property of IT Cruise. The conduct of the IT Cruise Business does not infringe upon the industrial or intellectual property rights, domestic or foreign, of any other person. NAGE is not aware of a claim of any infringement or breach of any industrial or intellectual property rights of any person, nor has NAGE received any notice that the conduct of the IT Cruise Business, including the use of its

          Intellectual Property, infringes upon or breaches any industrial or intellectual property rights of any other person, and NAGE, after due inquiry, has no knowledge of any infringement or violation of any of the rights of IT Cruise in its Intellectual Property. NAGE is not aware of any state of facts that casts doubt on the validity or enforceability of any of the Intellectual Property of IT Cruise. NAGE has provided to Travelbyus-IT and Travelbyus a true and complete copy of all agreements, instruments and amendments thereto that comprise or relate to the Intellectual Property of IT Cruise.

     (m) Insurance. IT Cruise has the IT Cruise Assets and the IT Cruise Business insured against loss or damage on a replacement cost basis and such insurance coverage will be continued in full force and effect to and including the Escrow Release Date. IT Cruise is not in default with respect to any of the provisions contained in any such insurance policy and has not failed to give any notice or to present any claim under any such insurance policy, in a due and timely fashion.

     (n) Agreements and Commitments. Except as described in Schedule 1.1(ll)(iii), IT Cruise is not a party to or bound by any Contract relating to the IT Cruise Business or the IT Cruise Assets. There is no oral agreement or Contract relating to the IT Cruise Business or the IT Cruise Assets which is material to the IT Cruise Business which has not been disclosed in writing to Travelbyus-IT and Travelbyus. IT Cruise has performed all of the obligations required to be performed by it and is entitled to all benefits under, and is not in default or alleged to be in default in respect of, any Contract relating to the IT Cruise Business or the IT Cruise Assets to which it is a party or by which it is bound; all such Contracts are in good standing and in full force and effect, and no event, condition or occurrence exists that, after notice or lapse of time or both, would constitute a default under any of the foregoing, except as set forth on Schedule 1.1(ll)(iii). NAGE has made available to Travelbyus-IT and Travelbyus a true and complete copy of each Contract listed or described in
          Schedule 1.1(ll)(iii) and all amendments, variations, extensions and modifications thereto. There is no requirement under any Contract relating to the IT Cruise Business or the IT Cruise Assets to which IT Cruise is a party or by which it is bound and which constitute part of the IT Cruise Assets to give any notice to, or to obtain the consent or approval of, any party to such Contract relating to the consummation of the transactions contemplated by this Agreement, except for the notifications, consents and approvals described in
          Schedule 6.2(n). Except as set forth on Schedule 12 or Schedule 13, NAGE has no reason to believe that any of the Contracts relating to the IT Cruise Business or the IT Cruise Assets will not be renewed in the ordinary course of business from and after their respective expiry dates on similar terms and conditions but makes no guarantees or assurances in this regard.

     (o) Compliance with Laws; Governmental Authorization. IT Cruise has complied in all material respects with all laws, statutes, ordinances, regulations, rules, judgments, decrees or orders applicable to the IT Cruise Business and/or the IT Cruise Assets, including without limitation, those relating to anti-combines or anti-competition. Neither IT Cruise or NAGE nor any of their respective directors, officers, agents, employees or other persons acting on behalf of IT Cruise have, directly or indirectly, used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, made any unlawful payments on behalf of IT Cruise to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns from corporate funds or knowingly made any false or fictitious entry on the books or records of IT Cruise or made any bribe, rebate, pay-off, influence payment, kickback or other unlawful payment on behalf of IT Cruise. Schedule 1.1(ll)(iv) sets out a complete and accurate list of all Licences held by or granted to IT Cruise, and there are no other licences, permits, approvals, consents, certificates, registrations or authorizations necessary to carry on the IT Cruise Business or to own or lease any of the IT Cruise Assets. Each Licence is valid, subsisting and in good standing and IT Cruise is not in default or in breach of any Licence and, to the knowledge of NAGE, no proceeding is pending or threatened to revoke or limit any Licence. NAGE has made available a true and complete copy of each Licence and all amendments thereto to Travelbyus-IT and Travelbyus.

     (p) Regulatory Consents and Approvals. There is no requirement to make any filing with, give any notice to or to obtain any Licence or approval of, any Governmental Authority as a condition to the lawful consummation of the transactions contemplated by this Agreement, except for the filings, notifications, licences, permits, certificates that relate solely to the identity of Travelbyus-IT or the nature of any business carried on by Travelbyus-IT.

     (q) Books and Records. The books and records of IT Cruise fairly and correctly set out and disclose, in accordance with generally accepted accounting principles, the financial position of IT Cruise as at the date hereof and all material financial transactions of IT Cruise relating to the IT Cruise Business have been accurately recorded in such books and records.

     (r) IT Cruise Financial Statements. The IT Cruise Financial Statements attached as Schedule 6.2(r) have been prepared in accordance with generally accepted accounting principles (except that the unaudited financial statements do not have footnotes and are subject to year end audit adjustment) and present fairly:

          (i) all of the assets, liabilities and financial position of IT Cruise as at the dates indicated; and

          (ii) the sales, earnings, results of operation and changes in financial position of IT Cruise for all of the dates indicated.

     (s) No Joint Venture Interests, etc. IT Cruise is not a partner, beneficiary, trustee, co-tenant, joint venturer or otherwise a participant in any partnership, trust, joint venture, co-tenancy or other similar jointly owned business undertaking and IT Cruise has no significant investment interests in any business owned or controlled by any third person.

     (t) Absence of Guarantees. IT Cruise has not given or agreed to give and is not a party to or bound by any guarantee or indemnity in respect of indebtedness or other obligations of any person or any other commitment by which IT Cruise is, or is contingently, responsible for such indebtedness or other obligations.

     (u) Restrictive Covenants. IT Cruise is not a party to and is not bound or affected by any commitment, agreement or document containing any covenant expressly limiting the freedom of IT Cruise to compete in any line of business anywhere in the world, transfer or move any of its assets or operations or which materially or adversely affects the business practices, operations or conditions of IT Cruise or the continued operation of the IT Cruise Business after Closing on substantially the same basis as the IT Cruise Business is presently carried on.

     (v) Tax Matters. IT Cruise has filed on a timely basis (within the time and manner required by law) all federal and state income Tax returns and election forms and the Tax returns of any other jurisdiction required to be filed and all such returns and forms have been completed accurately and correctly in all respects. As of the Effective Date IT Cruise will have paid all Taxes (including for greater certainty and without limitation, all federal, state and local Taxes, assessments and reassessments or other imposts in respect of income, business, assets or property) and all interest and penalties thereon, for all previous years and all required quarterly instalments due for the current fiscal year have been paid for which Tax returns are not yet required to be filed. As of the Effective Date IT Cruise will have provided adequate reserves for all Taxes for the periods covered thereby, and such reserves are reflected in the IT Cruise Financial Statements or in the books and records of IT Cruise. There are no agreements, waivers or other arrangements providing for an extension of time with respect to the filing of any Tax return by, or payment of any Tax, governmental charge or deficiency by IT Cruise nor are there any actions, suits, proceedings, investigations or claims now threatened or pending against IT Cruise in respect of, or discussions under way with any Governmental Authority relating to, any such Tax or governmental charge or deficiency.

          Except as set forth in Schedule 6.2(v), IT Cruise has not:

          (i) acquired or had the use of any property from a person with whom it was not dealing at arm's length other than at fair market value;

          (ii) disposed of any property to a person with whom it was not dealing at arm's length for proceeds less than the fair market value thereof; or

          (iii) discontinued carrying on any business in respect of which non-capital losses were incurred, and any non-capital losses which IT Cruise has are not losses from property or business investment losses;

          There are no contingent Tax liabilities nor any grounds which would prompt a reassessment. The schedules attached to the corporate income Tax returns by IT Cruise for each taxation year reflect and disclose all transactions to which IT Cruise was a party as required by applicable revenue laws and all of the transactions to which IT Cruise was a party and required by applicable revenue laws to be included therein are reflected or disclosed in such financial statements and schedules and the corporate income Tax returns and schedules have been duly and accurately completed as required by such Acts.

     (w) Corporate Records and Minute Books. The corporate records and minute books of IT Cruise have been delivered or made available to Travelbyus-IT and Travelbyus. The articles and by-laws of IT Cruise are in full force and effect and no amendments have been made to the same. The minute books, including the articles and by-laws of IT Cruise include complete and accurate minutes of all meetings of the directors or shareholders of IT Cruise, as applicable, held to date or resolutions passed by the directors or shareholders on consent, since the date of incorporation of IT Cruise. The share certificate book, register of shareholders, register of transfers and register of directors of IT Cruise are complete and accurate.

     (x) Bank Accounts, etc. Schedule 6.2(x) sets forth a complete list of every financial institution in which IT Cruise maintains any depository account, trust account or safety deposit box and the names of all persons authorized to draw on or who have access to such accounts or safety deposit box.

     (y) Judgments and Executions and Insolvency Proceedings. There are no judgments or executions against IT Cruise which are outstanding and unsatisfied. IT Cruise has not made any assignment for the benefit of creditors nor has any receiving order been made against IT Cruise under the provisions of any applicable bankruptcy or insolvency legislation nor has any petition for such an order been served upon IT Cruise.

     (z) Absence of Changes. Since June 30, 1999, the IT Cruise Business has been carried on only in the ordinary and normal course consistent with past practice and there has not been; (i) any material adverse change in the condition (financial or otherwise), assets, liabilities, operations, earnings, business or prospects of the IT Cruise Business;
          (ii) any damage, destruction or loss (whether or not covered by insurance) affecting the IT Cruise Assets; or (iii) any obligation or liability (whether absolute, accrued, contingent or otherwise, and whether due or to become due) incurred by IT Cruise in connection with the IT Cruise Business, other than those incurred in the ordinary and normal course of the IT Cruise Business and consistent with past practice.

     (aa) Non-Arm's Length Transactions.  With respect to the IT Cruise
          Business:

          (i) Since June 30, 1999, IT Cruise has not made any payment or loan to, or borrowed any moneys from and is not otherwise indebted to, any officer, director, employee, shareholder or any other person not dealing at arm's length with IT Cruise or any Affiliate or Associate of any of the foregoing, except as disclosed on the IT Cruise Financial Statements and except for usual employee reimbursements and compensation paid in the ordinary course of the IT Cruise Business; and

          (ii) IT Cruise is not party to any Contract with any officer, director, employee, shareholder or any other person not dealing at arm's length with IT Cruise or any Affiliate or Associate of any of the foregoing.

          (iii) No officer, director, employee or shareholder of IT Cruise or any other person not dealing at arm's length with IT Cruise and no entity that is an Affiliate or Associate of one or more of such individuals:

                 (a) Owns, directly or indirectly, any interest in (except for shares representing less than 1% of the outstanding shares of any class or series of any publicly traded company), or is an officer, director, employee or consultant of, any person that is, or is engaged in business as, a competitor of the IT Cruise Business or a lessor, lessee, supplier, distributor, sales agent or customer of the IT Cruise Business (other than International Tours and GalaxSea and the persons or entities set forth on Schedule 6.2(aa)(iii));

                 (b) Owns, directly or indirectly, in whole or in part, any property that IT Cruise uses in the operation of the IT Cruise Business (other than International Tours and GalaxSea);

                 (c) Has any cause of action or other claim whatsoever against, or owes any amount to, IT Cruise in connection with the IT Cruise Business, except for any liabilities reflected in the IT Cruise Financial Statements and claims in the ordinary course of business, consistent with past practice.

     (ab) Litigation. Except as described in Schedule 6.1(r), there are no actions, claims, suits or proceedings (whether or not purportedly on behalf of IT Cruise) pending or, to the best knowledge of NAGE, after due enquiry, threatened against or affecting IT Cruise at law or in equity or before or by any federal, state, municipal or other governmental department, court, commission, board, bureau, agency or instrumentality, domestic or foreign, or before or by an arbitrator or arbitration board the resolution of which is expected to have a material adverse effect on the IT Cruise Business and/or the IT Cruise Assets. NAGE is not aware of any ground on which any such action, suit or proceeding might be commenced with any reasonable likelihood of success.

     (ac) Customers. Schedule 6.2(ac) sets out all of the revenue generating customers of IT Cruise and the basis upon which they are a customer (i.e. franchise agreement, agency agreement, informal arrangement, etc.). There has been no termination or cancellation of, and no material modification or change in IT Cruise's relationship with any such customer or group of customers. NAGE is currently not aware and has no reason to believe that the benefits of any relationship with a material number of the customers of IT Cruise will not continue after Closing in substantially the same manner as prior to the date of this Agreement.

     (ad) Suppliers. Schedule 6.2(ad) sets out all of the suppliers of IT Cruise (those suppliers of IT Cruise accounting for more than 5% of revenue for calendar 1998 are marked with an "m") and, except as described in Schedule 6.2(d), there has been no termination or cancellation of, and no material modification or change in, IT Cruise's relationship with any of the material suppliers. NAGE is not currently aware and has no reason to believe that the benefits of any relationship with a material number of the suppliers of IT Cruise will not continue after Closing in the same manner as prior to the date of this Agreement. Notwithstanding the foregoing, Travelbyus-IT acknowledges that supplier contracts are negotiated annually as at the end of each calendar year for the following year.

     (ae) Permits and Licenses. IT Cruise has all necessary Licenses and other authorizations required to carry on and conduct the IT Cruise Business and to own, lease or operate the IT Cruise Assets at the places and in the manner in which the IT Cruise Business is conducted. Schedule 1.1(ll)(iv) contains a full, complete and accurate list of such Licenses and other authorizations.

     (af) Employee Plans.  There are no Employee Plans in force.

     (ag) Collective Agreements. IT Cruise has not made any agreements with any labour union or employee association nor made commitments to or conducted negotiations with any labour union or employee association with respect to any future agreements and NAGE is not aware of any current attempts to organize or to establish any labour union or employee association. There are no material controversies pending or threatened between any labour union or employee organization and IT Cruise. There are no pending or threatened representation questions respecting the employees of IT Cruise and there are no pending arbitration proceedings arising out of or under any union contract.

     (ah) Vacation Pay, etc. All vacation pay, bonuses, commissions and other emoluments due or payable to any employees of IT Cruise are reflected and have been accrued in the books of account of IT Cruise.

     (ai) Year 2000 Readiness. To the knowledge of NAGE the software currently utilized by IT Cruise in its operation and the software developed by or on behalf of IT Cruise and supplied to clients of IT Cruise will function without error or interruption related to Date Data, specifically including errors or interruptions from functions which may involve Date Data from more than one century. To the knowledge of NAGE, the software currently utilized by IT Cruise in its operation and developed by or on behalf of IT Cruise and or otherwise supplied to clients of IT Cruise does not contain any routines or devices introduced by IT Cruise or to the knowledge of NAGE introduced by any other person or in any other manner that could interfere with their use (including without limitation, time locks, keys or bombs) or interfere with, delete or corrupt data (commonly known as "viruses").

     (aj) Full Disclosure. Neither this Agreement nor any document to be delivered by NAGE in connection with IT Cruise or the GalaxSea Assets nor any certificate, report, statement or other document furnished by NAGE with respect to IT Cruise or the GalaxSea Assets in connection with the negotiation of this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading. There has been no event, transaction or information that has come to the attention of NAGE that has not been disclosed to Travelbyus-IT and Travelbyus in writing and that could reasonably be expected to have a material adverse effect on the assets, business, earnings, prospects, properties or condition (financial or otherwise) of IT, the IT Cruise Business, the IT Cruise Assets, the GalaxSea Assets or the GalaxSea Business.

6.3 Representations and Warranties relating to the GalaxSea Business and GalaxSea Assets

GalaxSea and NAGE, jointly and severally, represent and warrant to Travelbyus-GalaxSea and

Travelbyus are relying on such representations and warranties in connection with the purchase of the GalaxSea Assets including for greater certainty and without limitation, the GalaxSea West Shares:

     (a) Organization. Each of GalaxSea and GalaxSea West is a corporation duly incorporated and organized and validly existing under the laws of the State of Oklahoma and the State of California, respectively, and has the corporate power to own or lease its property and the GalaxSea Assets, to carry on the GalaxSea Business as now being conducted by it and, with respect to GalaxSea, to enter into this Agreement and to perform its obligations hereunder. Each of GalaxSea and GalaxSea West is duly qualified as a corporation to do business in each jurisdiction in which the nature of the GalaxSea Business or the GalaxSea Assets makes such qualification necessary and as set out in Schedule 6.3(a), except where the failure to be so qualified would not have a material adverse effect on the GalaxSea Business and/or the GalaxSea Assets.

     (b) Authorization. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereunder have been authorized by all necessary corporate action on the part of GalaxSea save and except for the Clearance/Mailing Obligation. This Agreement has been duly authorized, executed and delivered by GalaxSea and is a legal, valid and binding obligation of GalaxSea, enforceable against GalaxSea by Travelbyus-GalaxSea and Travelbyus in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency and other laws affecting the rights of creditors generally and except that equitable remedies may be granted only in the discretion of a court of competent jurisdiction.

     (c) No Other Agreements to Purchase. No person other than Travelbyus-GalaxSea or Travelbyus has any written or oral agreement or option or any right or privilege (whether by law, pre-emptive or contractual) capable of becoming an agreement or option for the purchase or acquisition from GalaxSea of any of the GalaxSea Assets or from GalaxSea West of any of the issued or unissued shares in the capital of GalaxSea West.

     (d) No Violation. The execution and delivery of this Agreement by GalaxSea and the consummation of the transactions herein provided for will not result in:

          (i) The breach or violation or any of the provisions of, or constitute a default under, or conflict with or cause the acceleration of any obligation of GalaxSea or GalaxSea West under:

               (A) any Contract to which GalaxSea or GalaxSea West is a party or by which GalaxSea or GalaxSea West is or their respective properties or assets are bound, following receipt of the consents to assignment contemplated hereby as set out in Schedule 6.3(d)(i)(A);

               (B) any provision of the Articles of Incorporation (and any amendments thereto) or by-laws or resolutions of the board of directors (or any committee thereof) or shareholders of GalaxSea or GalaxSea West;

               (C) any judgment, decree, order or award of any court, governmental body or arbitration body having jurisdiction over GalaxSea or GalaxSea West;

               (D) any licence, permit, approval, consent or authorization held by GalaxSea or GalaxSea West or necessary to the operation of the GalaxSea Business; or

               (E) any applicable law, statute, ordinance, regulation or rule applicable to GalaxSea, GalaxSea West, the GalaxSea Business or any of the GalaxSea Assets; or

          (ii) the creation or imposition of any Encumbrance against the GalaxSea Business or on any of the GalaxSea Assets, including without limitation, the GalaxSea West Shares or the assets or business of GalaxSea West.

          Except as set forth on Schedule 6.3(r) or Schedule 14 GalaxSea has no reason to believe that consents to the assignment of the Contracts which are to be procured post-Closing as identified on Schedule 6.3(d)(i)(A) will not be duly received but makes no guarantees or assurances in this regard.

     (e) Sufficiency of GalaxSea Assets. The GalaxSea Assets are sufficient to carry on the GalaxSea Business. All equipment, computers and other tangible assets comprising the GalaxSea Assets are in good operating condition and are in a state of good repair and maintenance. All tangible assets of the GalaxSea Business are situated at the locations set out in Schedule 6.3(e). GalaxSea is the sole registered and beneficial owner of the GalaxSea West Shares with good and marketable title thereto, free and clear of all Encumbrances. GalaxSea has the exclusive right to sell, transfer and assign the GalaxSea West Shares to Travelbyus-GalaxSea as provided in this Agreement subject to the Clearance/Mailing Obligation. The GalaxSea West Shares are not subject to the terms of any shareholders' agreement, voting trust or voting agreement. No person other than Travelbyus-GalaxSea or Travelbyus has any written or oral agreement or option or any right or privilege (whether by law, pre-emptive or contractual) capable of becoming an agreement or option for the purchase or acquisition of the GalaxSea West Shares or any of the issued and outstanding shares in the capital of GalaxSea West.

     (f) Acts of Bankruptcy. Neither GalaxSea nor GalaxSea West is insolvent, has proposed a compromise or arrangement to its respective creditors generally, has taken any proceeding with respect to a compromise or arrangement, has taken any proceeding to have itself declared bankrupt or wound-up, has taken any proceeding to have a receiver appointed of any part of its respective assets and at present, no encumbrancer or receiver has taken possession of any of its respective property and no execution or distress is enforceable or levied upon any of its respective property and no petition for a receiving order in bankruptcy is filed against it.

     (g) Title to Personal Property. The GalaxSea Assets are owned beneficially and, where appropriate, of record by GalaxSea or GalaxSea West with good and marketable title thereto, free and clear of all Encumbrances.

     (h) Intellectual Property. Schedule 1.1(t)(v) sets out all registered or pending or unregistered Intellectual Property of GalaxSea and GalaxSea West (including particulars of registration or application for registration) and all licences, registered user agreements and other Contracts that comprise or relate to the Intellectual Property of GalaxSea and GalaxSea West. The Intellectual Property of GalaxSea and GalaxSea West comprises all registered and unregistered, trade or brand names, business names, trade marks, service marks, copyrights, patents, trade secrets, know-how, inventions, designs and other industrial or intellectual property necessary to conduct the GalaxSea Business. GalaxSea and/or GalaxSea West is the beneficial and, where applicable, the registered owner of the Intellectual Property of GalaxSea and GalaxSea West, free and clear of all Encumbrances, and is not a party to or bound by any Contract or any other obligation whatsoever that limits or impairs its ability to sell, transfer, assign or convey, or that otherwise affects, the Intellectual Property of GalaxSea and GalaxSea West. No person has been granted any interest in or right to use all or any portion of the Intellectual Property of GalaxSea or GalaxSea West. The conduct of the GalaxSea Business does not infringe upon the industrial or intellectual property rights, domestic or foreign, of any other person. GalaxSea is not aware of a claim of any infringement or breach of any industrial or intellectual property rights of any other person, nor has GalaxSea received any notice that the conduct of the GalaxSea Business, including the use of the Intellectual Property of GalaxSea or GalaxSea West, infringes upon or breaches any industrial or intellectual property rights of any other person, and GalaxSea, after due inquiry, has no knowledge of any infringement or violation of any rights in the Intellectual Property of GalaxSea or GalaxSea West. GalaxSea is not aware of any state of facts that casts doubt on the validity or enforceability of any of the Intellectual Property of GalaxSea or GalaxSea West. GalaxSea has provided to Travelbyus-GalaxSea and Travelbyus a true and complete copy of all agreements, instruments and amendments thereto that comprise or relate to the Intellectual Property of GalaxSea and GalaxSea West.

     (i) Insurance. GalaxSea and GalaxSea West have the GalaxSea Assets and the GalaxSea Business insured against loss or damage by all insurable hazards or risks on a replacement cost basis and such insurance coverage will be continued in full force and effect to and including the Escrow Release Date. Neither GalaxSea nor GalaxSea West is in default with respect to any of the provisions contained in any such insurance policy and has not failed to give any notice or to present any claim under any such insurance policy, in a due and timely fashion.

     (j) Agreements and Commitments. Except as described in Schedule 1.1(t)(iii), neither GalaxSea nor GalaxSea West is a party to or bound by any Contract relating to the GalaxSea Business or the GalaxSea Assets. There is no oral agreement or Contract relating to the GalaxSea Business or the GalaxSea Assets which is material to the GalaxSea Business which has not been disclosed in writing to Travelbyus-GalaxSea and Travelbyus. GalaxSea and GalaxSea West have performed all of the obligations required to be performed by them and are entitled to all benefits under, and are not in default or alleged to be in default in respect of, any Contract relating to the GalaxSea Business or the GalaxSea Assets to which they are a party or by which they are bound; all such Contracts are in good standing and in full force and effect, and no event, condition or occurrence exists that, after notice or lapse of time or both, would constitute a default under any of the foregoing, except as set forth on Schedule 1.1(t)(iii). GalaxSea has made available to Travelbyus-GalaxSea and Travelbyus a true and complete copy of each Contract listed or described in Schedule 1.1(t)(iii) and all amendments, variations, extensions and modifications thereto. There is no requirement under any Contract relating to the GalaxSea Business or the GalaxSea Assets to which GalaxSea or GalaxSea West is a party or by which they are bound and which constitute part of the GalaxSea Assets to give any notice to, or to obtain the consent or approval of, any party to such Contract relating to the consummation of the transactions contemplated by this Agreement, except for the notifications, consents and approvals described in Schedule 6.3(d)(i)(A). Except as set forth on
          Schedule 6.3(r) or Schedule 14, GalaxSea has no reason to believe that any of the Contracts relating to the GalaxSea Business or the GalaxSea Assets will not be renewed in the ordinary course of business from and after their respective expiry dates on similar terms and conditions but makes no guarantees or assurances in this regard.

     (k) Compliance with Laws: Governmental Authorization. Each of GalaxSea and GalaxSea West has complied in all material respects with all laws, statutes, ordinances, regulations, rules, judgments, decrees or orders applicable to the GalaxSea Business and/or the GalaxSea Assets, including without limitation, those relating to anti-combines or anti-competition. Neither GalaxSea nor GalaxSea West nor any of their respective directors, officers, agents, employees or other persons acting on behalf of GalaxSea or GalaxSea West have, directly or indirectly, used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, made any unlawful payments on behalf of GalaxSea or GalaxSea West to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns from corporate funds or knowingly made any false or fictitious entry on the books or records of GalaxSea or GalaxSea West or made any bribe, rebate, pay-off, influence payment, kickback or other unlawful payment on behalf of GalaxSea or GalaxSea West. Schedule 1.1(t)(iv) sets out a complete and accurate list of all Licences held by or granted to GalaxSea and GalaxSea West and there are no other Licences necessary to carry on the GalaxSea Business or to own or lease any of the GalaxSea Assets. Each Licence is valid, subsisting and in good standing and neither GalaxSea nor GalaxSea West is in default or breach of any Licence and, to the knowledge of GalaxSea, no proceeding is pending or threatened to revoke or limit any Licence. GalaxSea has made available a true and complete copy of each Licence and all amendments thereto to Travelbyus-GalaxSea and Travelbyus. For greater certainty and without limitation, notwithstanding the disclosure set forth in Schedule 6.3(k), to the knowledge of GalaxSea, neither GalaxSea nor GalaxSea West is in default of any franchise legislation as GalaxSea and GalaxSea West have discontinued selling franchise and as applicable legislation with respect to the filing of Uniform Franchise Offering Circulars only applies to entities that actively sell and/or market franchises and therefore at the present time, neither GalaxSea nor GalaxSea West must be registered in any state under applicable franchise legislation in order to conduct the GalaxSea Business. The notation that GalaxSea "must also obtain approvals from certain of the fifteen states prior to selling its Marketing Associates Program in order to confirm the program no longer constitutes a franchise" should in no way be taken to mean that GalaxSea and/or GalaxSea West can not carry on the GalaxSea Business as currently conducted.

     (l) Regulatory Consents and Approvals. There is no requirement to make any filing with, give any notice to or to obtain any licence, permit, certificate, registration, authorization, consent or approval of, any governmental or regulatory agency or authority as a condition to the lawful consummation of the transactions contemplated by this Agreement, except for the filings, notifications, licences, permits, certificates, registrations, consents and approvals that relate solely to the identity of Travelbyus-GalaxSea or the nature of any business carried on by Travelbyus-GalaxSea.

     (m) Books and Records. The books and records of GalaxSea and GalaxSea West fairly and correctly set out and disclose, in accordance with generally accepted accounting principles, the financial position of

          GalaxSea and GalaxSea West as at the date hereof, and all material financial transactions of GalaxSea and GalaxSea West relating to the GalaxSea Business have been accurately recorded in such books and records.

     (n) Absence of Changes. Since June 30, 1999, the GalaxSea Business has been carried on only in the ordinary and normal course consistent with past practice and there has not been; (i) any material adverse change in the condition (financial or otherwise), assets, liabilities, operations, earnings, business or prospects of the GalaxSea Business;
          (ii) any damage, destruction or loss (whether or not covered by insurance affecting the GalaxSea Assets; or (iii) any obligation or liability (whether absolute, accrued, contingent other otherwise, and whether due or to become due) incurred by GalaxSea of GalaxSea West in connection with the GalaxSea Business, other than those incurred in the ordinary and normal course of the GalaxSea Business and consistent with past practice.

     (o)  Non-Arm's Length Transactions.  With respect to the GalaxSea Business:

          (i) Since June 30, 1999, neither GalaxSea nor GalaxSea West has made any payment or loan to, or borrowed any moneys from and is not otherwise indebted to any officer, director, employee, shareholder or any other person not dealing at arm's length with GalaxSea or GalaxSea West or any Affiliate or Associate of any of the foregoing, except as disclosed on the GalaxSea Financial Statements attached as Schedule 6.3(o)(i) and except for usual employee reimbursements and compensation paid in the ordinary course of the GalaxSea Business; and

          (ii) Neither GalaxSea nor GalaxSea West is a party to any Contract with any officer, director, employee, shareholder or any other person not dealing at arm's length with GalaxSea or GalaxSea West or any Affiliate or Associate of any of the foregoing.

          (iii) No officer, director, employee or shareholder of GalaxSea or GalaxSea West or any other person not dealing at arm's length with GalaxSea or GalaxSea West and no entity that is an Affiliate or Associate or one or more of such individuals:

                (a) owns, directly or indirectly, any interest in (except for shares representing less than 1% of the outstanding shares of any class or series of any publicly traded company), or is an officer, director, employee or consultant of, any person that is, or is engaged in business as, a competitor of the GalaxSea Business or a lessor, lessee, supplier, distributor, sales agent or customer of the GalaxSea Business (other than International Tours, IT Cruise and the persons or entities set forth on Schedule 6.3(o)(iii));

               (b) owns, directly or indirectly, in whole or in part, any property that GalaxSea or GalaxSea West uses in the operation of the GalaxSea Business (other than International Tours or IT Cruise); or

               (c) has any cause of action or other claim whatsoever against, or owes any amount to, GalaxSea or GalaxSea West in connection with the GalaxSea Business, except for any liabilities reflected in the GalaxSea Financial Statements and claims in the ordinary course of business.

               (d) The GalaxSea Financial Statements have been prepared in accordance with generally accepted accounting principles (except that the unaudited financial statements do not have financial notes and are subject to year end audit adjustment) applied on a basis consistent with that of the preceding period and present fairly:

                    (i) all of the assets, liabilities and financial position of GalaxSea and GalaxSea West as at the dates indicated; and

                    (ii) the sales, earnings, results of operation and changes in financial position of GalaxSea and GalaxSea West for all of the dates indicated.

     (p) Taxes. GalaxSea has duly filed on a timely basis all Tax returns required to be filed by it and has paid all Taxes that are due and payable, and all assessments, reassessments, governmental charges, penalties, interest and fines due and payable by it, except for those GalaxSea may be contesting in good faith. GalaxSea has made adequate provision for Taxes payable in respect of the GalaxSea Business for the current period and any previous period for which Tax returns are not yet required to be filed. There are no actions, suits, proceedings, investigations or claims pending or, to the knowledge of GalaxSea, threatened against GalaxSea in respect of Taxes nor are any material matters under discussion with any Governmental Authority with regard to Taxes asserted by any such authority. GalaxSea has withheld from each payment made to any of its past or present employees, officers or directors, and to any non-residents of the United States, the amount of all Taxes and other deductions required to be withheld therefrom, and has paid the same to the proper Tax or other receiving officers within the time required under any applicable legislation.

     (q) Litigation. Except as described in Schedule 6.1(r), there are no actions, suits, claims or proceedings (whether or not purportedly on behalf of GalaxSea or GalaxSea West) pending or, to the best knowledge of GalaxSea, after due enquiry, threatened against or affecting GalaxSea or GalaxSea West at law or in equity or before or by any federal, state, municipal or other governmental department, court, commission, board, bureau, agency or instrumentality, domestic or foreign, or before or by an arbitrator or arbitration board the resolution of which is expected to have a material adverse effect on the GalaxSea Business and/or the GalaxSea Assets. GalaxSea is not aware of any ground on which any such action, suit or proceeding might be commenced with any reasonable likelihood of success.

     (r) Customers. Schedule 6.3(r) sets out all of the revenue generating customers of the GalaxSea Business and the basis upon which they are a customer (i.e. franchise agreement, agency agreement, informal arrangement, etc.). There has been no termination or cancellation of, and no material modification or change in, GalaxSea's or GalaxSea West's relationship with any such customer or group of customers, except as described in Schedule 6.3(r). GalaxSea is not currently aware and has no reason to believe that the benefits of any relationship with a material number of customers of the GalaxSea Business will not continue after Closing in substantially the same manner as prior to the date of this Agreement.

     (s) Suppliers. Schedule 6.3(s) sets out all of the material suppliers of the GalaxSea Business (those suppliers of the GalaxSea Business accounting for more than five percent of revenue for calendar 1998 are marked with an "m") and, except as described on Schedule 6.3(s), there has been no termination or cancellation of, and no material modification or change in, GalaxSea's or GalaxSea West's relationship with the material suppliers. GalaxSea is not currently aware and has no reason to believe that the benefits of any relationship with a material number of the suppliers of the GalaxSea Business will not continue after Closing in substantially the same manner as prior to the date of this Agreement. Notwithstanding the foregoing, Travelbyus-GalaxSea acknowledges that supplier contracts are negotiated annually at the end of each calendar year for the following year.

     (t) Employee Plans. There are no Employee Plans with respect to the GalaxSea Business other than those listed in Schedule 6.3(t). GalaxSea West has no employees.

     (u) Collective Agreements. Save and except as disclosed on Schedule 6.3(t), neither GalaxSea nor GalaxSea West has made any agreements with any labour union or employee association nor made commitments to or conducted negotiations with any labour union or employee association with respect to any future agreements and GalaxSea is not aware of any current attempts to organize or to establish any labour union or employee association. There are no material controversies pending or threatened between any labour union or employee organization and GalaxSea or GalaxSea West. There are no pending or threatened representation questions respecting the employees of GalaxSea and there are no pending arbitration proceedings arising out of or under any union contract.

     (v) Year 2000 Readiness. To the knowledge of GalaxSea, the software currently utilized by GalaxSea or GalaxSea West in connection with the GalaxSea Business in its operation and the software developed by or on behalf of GalaxSea or GalaxSea West in connection with the GalaxSea Business and supplied to clients of GalaxSea or GalaxSea West in connection with the GalaxSea Business: will function without error or interruption related to Date Data, specifically including errors or interruptions from functions which may involve Date Data from more than one century. To the knowledge of GalaxSea, the software currently utilized by GalaxSea and GalaxSea West in connection with the GalaxSea Business, in its operation and developed by or on behalf of GalaxSea or GalaxSea West in connection with the GalaxSea Business and or otherwise supplied to clients of GalaxSea or GalaxSea West in connection with the GalaxSea Business does not contain any routines or devices introduced by GalaxSea or GalaxSea West or to the knowledge of GalaxSea introduced by any other person or in any other manner that could interfere with their use (including without limitation, time locks, keys or bombs) or interfere with, delete or corrupt data (commonly known as "viruses").

     (w) Capitalization. The authorized capital and the issued capital of GalaxSea West consists of 1,000 shares of authorized common stock, of which 100 shares are issued and outstanding. All of the outstanding shares in the capital of GalaxSea West have been duly and validly issued and are outstanding as fully paid and non-assessable shares. No options, warrants or other rights to purchase shares or other securities of GalaxSea West and no securities or obligations convertible into or exchangeable for shares or other securities of GalaxSea West have been authorized or agreed to be issued or are outstanding.

     (x) No Joint Venture Interests, etc. GalaxSea West is not a partner, beneficiary, trustee, co-tenant, joint venturer or otherwise a participant in any partnership, trust, joint venture, co-tenancy or other similar jointly owned business undertaking and GalaxSea West has no significant investment interests in any business owned or controlled by any third person.

     (y) Absence of Guarantees. GalaxSea West has not given or agreed to give and is not a party to or bound by any guarantee or indemnity in respect of indebtedness or other obligations of any person or any other commitment by which GalaxSea West is, or is contingently, responsible for such indebtedness or other obligations.

     (z) Restrictive Covenants. GalaxSea West is not a party to and is not bound or affected by any commitment, agreement or document containing any covenant expressly limiting the freedom of GalaxSea West to compete in any line of business anywhere in the world, transfer or move any of its assets or operations or which materially or adversely affects the business practices, operations or conditions of GalaxSea West or the continued operation of the GalaxSea Business after Closing on substantially the same basis as the GalaxSea Business is presently carried on.

     (aa) Tax Matters. GalaxSea West has filed on a timely basis (within the time and manner required by law) all federal and state income Tax returns and election forms and the Tax returns of any other jurisdiction required to be filed and all such returns and forms have been completed accurately and correctly in all respects. As of the Effective Date GalaxSea West will have paid all Taxes (including for greater certainty and without limitation, all federal, state and local Taxes, assessments and reassessments or other imposts in respect of income, business, assets or property) and all interest and penalties thereon, for all previous years and all required quarterly instalments due for the current fiscal year have been paid for which Tax returns are not yet required to be filed. As of the Effective Date GalaxSea West will have provided adequate reserves for all Taxes for the periods covered thereby, and such reserves are reflected in the GalaxSea Financial Statements or in the books and records of GalaxSea West. There are no agreements, waivers or other arrangements providing for an extension of time with respect to the filing of any Tax return by, or payment of any Tax, governmental charge or deficiency by GalaxSea West nor are there any actions, suits, proceedings, investigations or claims now threatened or pending against GalaxSea West in respect of, or discussions under way with any Governmental Authority relating to, any such Tax or governmental charge or deficiency.

          GalaxSea West has not:

          (i) acquired or had the use of any property from a person with whom it was not dealing at arm's length other than at fair market value;

          (ii) disposed of any property to a person with whom it was not dealing at arm's length for proceeds less than the fair market value thereof; or;

          (iii) discontinued carrying on any business in respect of which non-capital losses were incurred, and any non-capital losses which GalaxSea West has are not losses from property or business investment losses;

          There are no contingent Tax liabilities nor any grounds which would prompt a reassessment. The schedules attached to the corporate income Tax returns by GalaxSea West for each taxation year reflect and disclose all transactions to which GalaxSea West was a party as required by applicable revenue laws and all of the transactions to which GalaxSea West was a party and required by applicable revenue laws to be included therein are reflected or disclosed in such financial statements and schedules and the corporate income Tax returns and schedules have been duly and accurately completed as required by such Acts.

     (bb) Corporate Records and Minute Books. The corporate records and minute books of GalaxSea West have been delivered or made available to Travelbyus-GalaxSea and Travelbyus. The articles and by-laws of GalaxSea West are in full force and effect and no amendments have been made to the same. The minute books, including the articles and by-laws of GalaxSea West include complete and accurate minutes of all meetings of the directors or shareholders of GalaxSea West, as applicable, held to date or resolutions passed by the directors or shareholders on consent, since the date of incorporation of GalaxSea West. The share certificate book, register of shareholders, register of transfers and register of directors of GalaxSea West are complete and accurate.

     (cc) Bank Accounts, etc. Schedule 6.3(cc) sets forth a complete list of every financial institution in which GalaxSea West maintains any depository account, trust account or safety deposit box and the names of all persons authorized to draw on or who have access to such accounts or safety deposit box.

     (dd) Judgments and Executions and Insolvency Proceedings. There are no judgments or executions against GalaxSea West which are outstanding and unsatisfied. GalaxSea West has not made any assignment for the benefit of creditors nor has any receiving order been made against GalaxSea West under the provisions of any applicable bankruptcy or insolvency legislation nor has any petition for such an order been served upon GalaxSea West.

     (ee) Permits and Licenses. GalaxSea West has all necessary Licenses and other authorizations required to carry on and conduct the GalaxSea Business and to own, lease or operate its respective GalaxSea Assets at the places and in the manner in which the GalaxSea Business is conducted.

     (ff) Full Disclosure. Neither this Agreement nor any document to be delivered by GalaxSea nor any certificate, report, statement or other document furnished by GalaxSea in connection with the negotiation of this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading. There has been no event, transaction or information that has come to the attention of GalaxSea and/or NAGE that has not been disclosed to Travelbyus-GalaxSea and Travelbyus in writing and that could reasonably be expected to have a material adverse effect on the assets, business, earnings, prospects, properties or condition (financial or otherwise) of the GalaxSea Business and/or the GalaxSea Assets, including without limitation, the GalaxSea West Shares or the assets, business, earnings, prospects properties or condition (financial or otherwise) of GalaxSea West.

ARTICLE 7 - REPRESENTATIONS AND WARRANTIES OF TRAVELBYUS AND THE PURCHASER

7.1  Representations and Warranties of Travelbyus and the Purchaser

Each of the Purchaser and Travelbyus, jointly and severally, represents and warrants to the Vendors and NAGE as follows and acknowledges and confirms that the Vendors and NAGE are relying on such representations and warranties in connection with their sale of the Purchased Assets and the Purchased Business:

     (a) Organization. Each of the Purchaser and Travelbyus is a corporation duly incorporated and organized and validly existing under the laws of its jurisdiction of incorporation and has the corporate power to own or lease its property, to carry on its business as now being conducted by it and to enter into this Agreement and to perform its obligations hereunder. Each of the Purchaser and Travelbyus is duly qualified as a corporation to do business in each jurisdiction in which the nature of its business or the location of its assets make such qualification necessary, except where the failure to be so qualified would not have a material adverse effect on the Purchaser or Travelbyus.

     (b) Authorization. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereunder have been duly authorized by all necessary corporate action on the part of each of the Purchaser and Travelbyus. This Agreement has been duly authorized, executed and delivered by the Purchaser and Travelbyus and is a legal, valid and binding obligation of each of the Purchaser and Travelbyus, enforceable against the Purchaser and Travelbyus by the Vendors and NAGE in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency and other laws affecting the rights of creditors generally and except that equitable remedies may only be granted in the discretion of a court of competent jurisdiction.

     (c) No Violation. The execution and delivery of this Agreement by the Purchaser and Travelbyus and the consummation of the transactions herein provided for will not result in the violation of, or constitute a default under, or conflict with or cause the acceleration of any obligation of the Purchaser or Travelbyus, as the case may be, under:

          (i) any Contract to which the Purchaser or Travelbyus is a party or by which the Purchaser or Travelbyus is bound;

          (ii) any provision of the constating documents or by-laws or resolutions of the board of directors (or any committee thereof) or shareholders of either the Purchaser or Travelbyus;

          (iii) any judgment, decree, order or award of any court, governmental body or arbitrator having jurisdiction over the Purchaser or Travelbyus;

          (iv) any licence, permit, approval, consent or authorization held by the Purchaser or Travelbyus or necessary to the operation of their respective businesses; or

          (v) any applicable law, statute, ordinance, regulation or rule applicable to each of the Purchaser and Travelbyus.

     (d) Authorized Capital. The authorized capital of Travelbyus consists of an unlimited number of common shares without par value, of which as at October 4, 1999 43,539,178 common shares have been duly issued and are outstanding as fully paid and non-assessable as at the date hereof together with options to officers, directors and employees to purchase an aggregate of 2,675,000 common shares and warrants to purchase an aggregate of 10,260,270 common shares at an exercise price of CDN$0.68 expiring on September 9, 2001.

     (e) Title to Property. Travelbyus is the owner, directly and/or indirectly, and beneficially and of record, of its leased assets and its owned assets, with good and marketable title thereto free and clear of any and all Encumbrances subject to a trust indenture in favour of Montreal Trust Company of Canada dated September 9, 1999 pursuant to which an aggregate of CDN$11,950,000 principal amount of 12.5% senior secured redeemable debentures were issued.

     (f)  Financial Statements. The Travelbyus Financial Statements attached as
          Schedule 7.1(f) have been prepared in accordance with Canadian generally accepted accounting principles applied on a basis consistent with that of the preceding period and present fairly:

          (i) all of the assets, liabilities and financial position of Travelbyus as at the dates indicated; and

          (ii) the sales, earnings, results of operation and changes in financial position of Travelbyus for all of the dates indicated.

     (g) Shares. The issued and outstanding shares in the capital of Travelbyus form part of a class of shares that are listed and posted for trading on the TSE, the WSE and the Frankfurt stock exchange.

     (h) Regulatory Approvals. No Governmental Authorization is required on the part of Travelbyus and/or the Purchaser in connection with the execution, delivery and performance of this Agreement or any other agreements to be entered into under the terms of this Agreement.

     (i) Reporting Issuer Status. Travelbyus is a "reporting issuer" within the meaning of the Securities Act (Alberta), (British Columbia), (Manitoba), (Ontario) and (Quebec) and is not in default of any requirement of applicable laws and no material change relating to Travelbyus has occurred with respect to which the requisite material change report has not been filed and no such disclosure has been made on a confidential basis. No securities commission or similar regulatory authority has issued any order preventing or suspending trading in any securities of Travelbyus or prohibiting the issue and sale of the common shares in the capital of Travelbyus and to the knowledge of the Purchaser and Travelbyus no such proceedings for such purposes are pending or threatened.

     (j) Compliance with Laws; Governmental Authorization. Each of the Purchaser and Travelbyus has complied in all material respects with all laws, statutes, ordinances, regulations, rules, judgments, decrees or orders applicable to each of the Purchaser and Travelbyus.

     (k) Litigation. There are no actions, claims, suits or proceedings (whether or not purportedly on behalf of the Purchaser or Travelbyus) pending or, to the best knowledge of the Purchaser and Travelbyus, after due enquiry, threatened against or affecting the Purchaser or Travelbyus at law or in equity or before or by any federal, state, municipal or other governmental department, court, commission, board, bureau, agency or instrumentality, domestic or foreign, or before or by an arbitrator or arbitration board. The Purchaser and Travelbyus are not aware of any ground on which any such action, suit or proceeding might be commenced with any reasonable likelihood of success.

     (l) Full Disclosure. Neither this Agreement nor any document to be delivered by the Purchaser or Travelbyus nor any certificate, report, statement or other document furnished by the Purchaser or Travelbyus in connection with the negotiation of this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading. There has been no event, transaction or information that has come to the attention of the Purchaser and/or Travelbyus that has not been disclosed to the Vendors and/or NAGE in writing and that could reasonably be expected to have a material adverse effect on the assets, business, earnings, prospects, properties or condition (financial or otherwise) of the Purchaser or Travelbyus.

       ARTICLE 8 - SURVIVAL OF COVENANTS, REPRESENTATIONS AND WARRANTIES

8.1  Survival of Representations and Warranties of the Vendors and NAGE

The representations and warranties of the Vendors and NAGE contained in this Agreement and in all certificates and documents delivered pursuant to or contemplated by this Agreement shall survive Closing and shall continue in full force and effect for the benefit of the Purchaser and Travelbyus provided however that no Claim in respect thereof shall be valid unless it is made within the following time periods:

     (a) in the case of any Claim in respect of a representation or warranty relating to a matter other than a matter relating to title to the Purchased Assets or the Purchased Shares, within a period of 18 months from Closing;

     (b) in the case of any Claim in respect of a representation or warranty relating to title of any of the Vendors or NAGE to the Purchased Assets or the Purchased Shares and those matters set forth in sections 11.1(c), (d), (e), (f), (g), (h), (i), (j) and (k) there shall be no time limit within which such a Claim may be made; and

     (c) in the case of any Claim in respect of any representation or warranty including fraud or fraudulent misrepresentation subject only to applicable limitations imposed by law;

and any such Claim as aforesaid shall be made in accordance with the provisions set forth in Article 11, and upon the expiry of the relevant limitation period referred to in clauses (a) and (c) above, the Vendors and NAGE shall have no further liability to the Purchaser and Travelbyus with respect to the representations and warranties referred to in such clauses, respectively, except in respect of Claims which have theretofor been made in accordance with the provisions set forth above. The survival of such representations and warranties shall continue for the applicable limitation period notwithstanding any investigation made by or on behalf of the Purchaser and/or Travelbyus.

8.2  Survival of Representations and Warranties of the Purchaser and Travelbyus

The representations and warranties of the Purchaser and Travelbyus contained in this Agreement and in all certificates and documents delivered pursuant to or contemplated by this Agreement shall survive Closing and shall continue in full force and effect for the benefit of the Vendors and NAGE provided however that no Claim in respect thereof shall be valid unless it is made within the following time periods:

     (a) in the case of any Claim in respect of a representation or warranty relating to a matter other than (b) or (c) below, within a period of 18 months from Closing;

     (b) in the case of any claim in respect of any representation or warranty including fraud or fraudulent misrepresentation subject only to applicable limitations imposed by law; and

     (c) in the case of any Claim in respect of those matters set forth in sections 11.2(c), (d) and (e), there shall be no time limit within which such a Claim may be made;

and any such claim as aforesaid shall be made in accordance with the provisions set forth in Article 11, and upon the expiry of the relevant limitation period referred to in clause (a) and (b) above, the Purchaser and Travelbyus shall have no further liability to the Vendors and NAGE with respect to the representations and warranties referred to in such clauses, respectively, except in respect of Claims which have theretofor been made in accordance with the provisions set forth above. The survival of such representations and warranties shall continue for the applicable limitation period notwithstanding any investigation made by or on behalf of the Vendors and NAGE.

                             ARTICLE 9 - COVENANTS

9.1  Delivery of Books and Records

At the Time of Closing there shall be delivered to the Purchaser by the Vendors and NAGE all books and records relating to the Purchased Business, the Purchased Assets and the Purchased Shares provided that any and all books and records relating to the GalaxSea Assets and the Purchased Shares shall be deposited in escrow with the Escrow Agent pursuant to the Closing Escrow Agreement. The Purchaser agrees that it will preserve the books and records delivered to it for a period of three years from Closing or for such longer period as is required by any applicable law and will permit the applicable Vendor and NAGE or their authorized representatives reasonable access thereto in connection with the affairs of such Vendor or NAGE relating to its matters, but the Purchaser shall not be responsible or liable to the applicable Vendor or NAGE for or as a result of any accidental loss or destruction of or damage to any such books or records.


9.2  Change of Name

International Tours agrees to change its corporate name and the names of any of its Associates or Affiliates except for those businesses set forth on Schedules 6.1(p)(iii) and 6.3(o)(iii) that include the words International Tours or any derivative thereof to names that do not include such words or any part thereof or any similar words, within 10 days after Closing. GalaxSea and NAGE jointly and severally covenant and agree that GalaxSea shall change its corporate name and the name of any Associates or

Affiliates [except for those businesses set forth on Schedules 6.1(p)(iii) and 6.3(o)(iii) that include the words GalaxSea or any derivative thereof to names that do not include such words or any part thereof or any similar words, within 10 days after the Escrow Release Date.

9.3  Expenses

All costs and expenses (including fees and disbursements of legal counsel and accountants) incurred in connection with this Agreement and the transaction contemplated thereby shall be borne by the Party incurring such expenses.

9.4  Transferred Employees

     (a) Each Vendor and NAGE hereby agree and acknowledge that save and except for the GalaxSea Transferred Employees and the International Tours Transferred Employees all other employees (full-time and part-time) and all other contractors who are, or have at some point in time, been retained by such Vendor in respect of the Purchased Business shall be the sole responsibility of such Vendor and such Vendor shall discharge and pay any and all liabilities, debts and obligations with respect to such employees and contractors, including without limitation, any severance, termination notice or payment in lieu of notice.

     (b) Travelbyus-IT agrees that effective as at the Effective Date but to take effect as of the Time of Closing on the Closing Date it shall offer employment to the International Tours Transferred Employees on the terms and conditions as set out in Schedule 1.1(kk). Travelbyus-IT shall only have obligation or liability with respect to the International Tours Transferred Employees who accept such offer of employment Travelbyus-GalaxSea agrees that effective as at the Effective Date but to take effect as of the Escrow Release Date, it shall offer employment to the GalaxSea Transferred Employees on the terms and conditions set out in Schedule 1.1(x). Travelbyus-GalaxSea shall only have obligation or liability with respect to the GalaxSea Transferred Employees who accept such offer of employment.

     (c) The Vendors and NAGE covenant and agree not to solicit directly or indirectly, the services of Ronald Blaylock during the two year period following Closing or while Ronald Blaylock is employed by Travelbyus-IT, its Associates or Affiliates whichever period is shorter, without the prior written consent of Travelbyus-IT, which consent may be unreasonably withheld.

9.5  Clearance/Mailing Obligation

NAGE, IT Cruise and GalaxSea shall do all such acts and things and shall use their commercial efforts in good faith to fulfil the Clearance/Mailing Obligation.

                      ARTICLE 10 - CONDITIONS OF CLOSING

10.1 Conditions of Closing in Favour of the Purchaser and Travelbyus

The purchase and sale of the Purchased Assets and the Purchased Shares is subject to the following terms and conditions for the exclusive benefit of the Purchaser and Travelbyus, to be performed or fulfilled at or prior to the Time of Closing:

     (a) Covenants. All of the terms, covenants and conditions of this Agreement to be complied with or performed by the Vendors and NAGE at or before the Time of Closing (save and except for the Clearance/Mailing Obligation) shall have been complied with or performed.

     (b) Receipt of Closing Documents. All instruments of conveyance and other documentation relating to the transfer, assignment and sale of the Purchased Assets and the Purchased Shares including without limitation, assignments of the Contracts and the Intellectual Property (and consents thereto where required), bills of sale and documentation relating to the authorization and completion of the purchase and sale of the Purchased Assets and the Purchased Shares and the taking of all actions and proceedings (corporate or otherwise) on or prior to Closing in connection with the performance by each of the Vendors and NAGE of their obligations under this Agreement shall be satisfactory to the Purchaser and Travelbyus and their counsel, acting reasonably and the Purchaser and Travelbyus shall have received copies of all such other documentation or other evidence as the Purchaser and Travelbyus may reasonably request in order to establish the consummation of the transactions contemplated hereby by each of the Vendors and NAGE of all corporate proceedings in connection herewith and compliance with the terms, warranties and conditions hereof in form and substance satisfactory to the Purchaser and Travelbyus and their counsel acting reasonably provided that the only condition with respect to the consummation of the sale of the Purchased Shares and the GalaxSea Assets that shall remain outstanding shall be the Clearance/Mailing Obligation.

     (c) Regulatory Consents. These shall have been obtained from all appropriate federal, state, municipal or other governmental or administrative bodies such Licences and authorizations as are required to be obtained by each of the Vendors to permit the completion of the transaction as herein contemplated in form and substance satisfactory to the Purchaser and Travelbyus, acting reasonably.

     (d) Contractual Consents. Each of the Vendors and NAGE shall have given or obtained the notices, consents and approvals described in Schedules 6.1(d)(i)(A), 10.1(d), and 6.2(n), in each case in form and substance satisfactory to the Purchaser and Travelbyus, acting reasonably.

     (e) Employment Agreement. Ronald Blaylock shall have executed an employment agreement with Travelbyus-IT setting out the terms and conditions of his employment, in form and substance satisfactory to the Purchaser and Travelbyus acting reasonably.

     (f) Escrow Agreements. Each of the Vendors, NAGE and GMP or the Escrow Agent, as applicable shall have executed and delivered to the Purchaser and Travelbyus the Closing Escrow Agreement and the Representation and Warranty Escrow Agreement.

     (g) No Action or Proceeding. No legal or regulatory action or proceeding shall be pending or threatened by any person to enjoin, restrict or prohibit the purchase and sale of the Purchased Assets and the Purchased Shares contemplated hereby.

     (h) Legal Opinion. Each of the Vendors and NAGE shall have delivered to the Purchaser and Travelbyus a favourable opinion of counsel in form and substance satisfactory to the Purchaser and Travelbyus and their counsel, acting reasonably.

     (i) Legal Matters. All actions, proceedings, instruments and documents required to implement this Agreement, or instrumental thereto and NAGE shall have been approved as to form and legality by counsel for the Purchaser and Travelbyus, acting reasonably.

     If any of the conditions precedent contained in this section 10.1 shall not be performed or fulfilled at or prior to the Time of Closing to the satisfaction of the Purchaser and Travelbyus, acting reasonably, the Purchaser and Travelbyus may, by notice to the Vendors and NAGE, terminate this Agreement and the obligations of the Vendors and NAGE as well as the Purchaser and Travelbyus under this Agreement, other than the obligations with respect to the payment of brokerage fees and commissions and the obligations contained in section 12.3. Any such condition may be waived in whole or in part by the Purchaser and Travelbyus without prejudice to any claims they may have for breach of covenant, representation or warranty.

10.2 Conditions of Closing in Favour of the Vendors and NAGE

The sale and purchase of the Purchased Assets and the Purchased Shares of the Vendors are subject to the following terms and conditions for the exclusive benefit of the Vendors and NAGE, to be performed or fulfilled at or prior to the Time of Closing:

     (a) Covenants. All of the terms, covenants and conditions of this Agreement to be complied with or performed by the Purchaser and Travelbyus at or before the Time of Closing shall have been complied with or performed.

     (b) Receipt of Closing Documents. All instruments of conveyance and other documentation relating to the transfer, assignment and sale of the

          Purchased Assets and the Purchased Shares including without limitation, assignments of the Contracts and the Intellectual Property (and consents thereto where required), bills of sale and documentation relating to the authorization and completion of the purchase and sale of the Purchased Assets and the Purchased Shares and the taking of all actions and proceedings (corporate or otherwise) on or prior to Closing in connection with the performance by the Purchaser and Travelbyus of their obligations under this Agreement shall be satisfactory to the Vendors and NAGE and their counsel, acting reasonably and the Vendors and NAGE shall have received copies of all such other documentation or other evidence as the Vendors and NAGE may reasonably request in order to establish the consummation of the transactions contemplated hereby by the Purchaser and Travelbyus, of all corporate proceedings in connection herewith and compliance with the terms, warranties and conditions hereof in form and substance and satisfactory to the Vendors and NAGE and their counsel acting reasonably.

     (c) Regulatory Consents. There shall have been obtained from all appropriate federal, state, municipal or other governmental or administrative bodies such licences and authorizations as are required to be obtained by the Purchaser and Travelbyus to permit the completion of the transaction as herein contemplated, in form and substance satisfactory to the Vendors and NAGE, acting reasonably.

     (d) No Action or Proceeding. No legal or regulatory action or proceeding shall be pending or threatened by any person to enjoin, restrict or prohibit the purchase and sale of the Purchased Assets or the Purchased Shares contemplated hereby.

     (e) Legal Matters. All actions, proceedings, instruments and documents required to implement this Agreement or instrumental hereto, shall have been approved as to form and legality by counsel for the Vendors and NAGE, acting reasonably.

     (f) Legal Opinion. The Purchaser and Travelbyus shall have delivered to the Vendors and NAGE a favourable opinion of counsel to the Purchaser and Travelbyus in form and substance satisfactory to the Vendors and NAGE and their counsel, acting reasonably.

     (g) Employment Agreement. International Tours shall have executed an employment agreement with Ron Blaylock setting out the terms and conditions of employment, in form and substance satisfactory to Ron Blaylock, acting reasonably.

     (h) Escrow Agreements. The Purchaser, Travelbyus and GMP or the Escrow Agent, as applicable, shall have executed and delivered to the Vendors and NAGE the Closing Escrow Agreement and the Representation and Warranty Escrow Agreement.

If any of the conditions precedent contained in this section 10.2 shall not be performed or fulfilled at or prior to the Time of Closing to the satisfaction of the Vendors and NAGE acting reasonably, the Vendors and NAGE may, by notice to the Purchaser and Travelbyus terminate this Agreement as well as the obligations of the Vendors and NAGE and the Purchaser and Travelbyus under this Agreement other than the obligations with respect to the payment of brokerage fees and commissions and the obligations set forth in section 12.3. Any such condition may be waived in whole or in part by the Vendors and NAGE without prejudice to any claims it may have for breach of covenant, representation or warranty.

                                  ARTICLE 11
                                INDEMNIFICATION

11.1 Indemnification by the Vendors and NAGE

Subject to the provisions of sections 8.1 and 11.9, each of the Vendors and NAGE jointly and severally (except that GalaxSea and NAGE are not indemnifying with respect to any liability relating to International Tours and International Tours is not indemnifying with respect to any liability relating to GalaxSea or NAGE) indemnify and save harmless Travelbyus and the Purchaser without duplication from all Losses suffered or incurred by Travelbyus and the Purchaser as a result of or arising directly or indirectly out of or in connection with:

     (a) any breach by a Vendor and/or NAGE of or any inaccuracy of any representation or warranty of such Vendor and/or NAGE contained in this Agreement or in any agreement, certificate or other document delivered pursuant hereto (provided that such Vendor and/or NAGE shall not be required to indemnify or save harmless the Purchaser and Travelbyus in respect of any breach or inaccuracy of any representation or warranty unless the Purchaser and Travelbyus shall have provided notice to the Vendors and NAGE in accordance with section 12.1 on or prior to the expiration of the applicable time period related to such representation and warranty as set out in section 8.1);

     (b) any breach or non-performance by a Vendor or NAGE of any covenant to be performed by it that is contained in this Agreement or in any agreement, certificate or other document delivered pursuant hereto;

     (c) any debt, liability or obligation in respect of or arising from the operation of the Purchased Business and/or the Purchased Assets and/or IT Cruise of a Vendor or NAGE up to the Effective Date

     (d) except to the extent Taxes are reserved for on the IT Cruise Financial Statements or the GalaxSea Financial Statements, as the case may be, or in the books and records of IT Cruise or GalaxSea West, as the case may be; (i) for any and all Taxes of IT Cruise or GalaxSea West, as the case may be, with respect to all taxation years of IT Cruise or GalaxSea West, as the case may be, ending on or prior to the Effective Date; (ii) all Taxes allocated to NAGE or GalaxSea, as the case may be, pursuant hereto; and (iii) any Losses, with respect to all taxation years of IT Cruise or GalaxSea West, as the case may be, on or prior to the Effective Date, arising out of or incidental to the imposition, assessment or assertion of any such Taxes, including those incurred in connection with the assertion or defense of any claim or assessment for such Taxes (collectively, the "Other Amounts"). If, with respect to any Taxes, the taxation year of IT Cruise or GalaxSea West, as the case may be, does not terminate on the Effective Date, the notional Taxes (whether based on income, capital, sale, transfer of ownership or provision of property or services or otherwise) attributable to the taxation year of IT Cruise or GalaxSea West, as the case may be, that includes the Effective Date shall be allocated to; (i) NAGE or GalaxSea, as the case may be, for the period up to and including the Effective Date; and (ii) Travelbyus-IT or Travelbyus-GalaxSea, as the case may be, for the period subsequent to the Effective Date. For the purposes of the section, Taxes for the period up to and including the Effective Date shall be determined on the basis of a closing of the books of IT Cruise or GalaxSea West, as the case may be, as of the Effective Date. Any additional Taxes due up to and including the Effective Date will be paid by NAGE or GalaxSea, as the case may be, through an adjustment of the IT Cruise Purchase Price or the GalaxSea Purchase Price, as the case may be. The notional Tax calculations will be prepared based on the provisions of United States and state income tax legislation in effect at the Effective Date as if IT Cruise or GalaxSea West, as the case may be, had a year end on the Effective Date. For greater certainty and without limitation, each of Travelbyus-IT, Travelbyus-GalaxSea and NAGE shall prepare or cause to be prepared in a manner consistent with past practice and file or cause to be filed, all Tax Returns of NAGE or GalaxSea with respect to periods ending on or before the Effective Date. Tax Returns shall be subject to the review and approval of Travelbyus-IT, Travelbyus-GalaxSea and Travelbyus provided that such review and approval of NAGE Tax Returns shall be limited to the reporting of the GalaxSea Assets and the GalaxSea Business and the Purchased Shares and the IT Cruise Business. Tax Returns shall be delivered to Travelbyus-IT, Travelbyus-GalaxSea and Travelbyus at least 30 days prior to the due date for approval. Whenever any taxing authority sends a notice of an audit, initiates an examination of IT Cruise or GalaxSea West, as the case may be or otherwise asserts a claim, makes an assessment, or disputes the amounts of Taxes for which NAGE or GalaxSea is or may be liable under this Agreement, Travelbyus-IT or Travelbyus-GalaxSea, as the case may be, shall promptly notify NAGE or GalaxSea, as the case may be, and NAGE or GalaxSea, as the case may be, shall have the right to control, at their own cost and expense any resulting proceedings and to determine whether and when to settle any such claim, assessment or dispute to the extent such proceedings or determinations affect the amount of Taxes for which NAGE or GalaxSea, as the case may be, is liable under this Agreement. For greater certainty and without limitation, each of Travelbyus-IT, Travelbyus-GalaxSea, GalaxSea and NAGE shall inform and provide the other Party with such assistance as may reasonably be requested by either of them in connection with the preparation of any Tax return, any audit or other examination in connection with the preparation of any Tax return, any audit or other examination by any taxing authority or any judicial or administrative proceedings relating to liability for Taxes and each will retain and provide the other Party with any records or information which may be relevant to such Tax Return, audit or examination, proceedings or determination;

          (e) for greater certainty and without limitation, the failure by the Vendors and/or NAGE to file Tax returns as contemplated pursuant to section 3.3;

          (f) for greater certainty and without limitation, the breach by the Vendors and/or NAGE of the provisions of section 3.5;

          (g) for greater certainty and without limitation, the failure by the Vendors and/or NAGE to pay or satisfy any of the Excluded Liabilities;

          (h) for greater certainty and without limitation, the failure by the Vendors and/or NAGE to fulfil their obligations as provided in section 9.4(a);

          (i) for greater certainty and without limitation, the failure by the Vendors and/or NAGE to pay any commission or other remuneration payable or alleged to be payable to any broker, agent or other intermediary who purports to act or have acted for or on behalf of the Vendors and/or NAGE;

          (j) any Claim that may be brought by Hickory Travel Systems, Inc., its Associates and/or Affiliates, successors and assigns, arising by reason of, from and/or under that certain agreement between International Tours and Hickory Travel Systems, Inc. dated February 8, 1997 and the termination thereof pursuant to a a termination letter from Hickory Travel Systems, Inc. dated July 31, 1998; and

          (k) any Claim that may be brought by Woodside Travel Trust, its Associates and/or Affiliates, successors and assigns, arising by reason of, from and/or under that certain agreement between WTT, Inc. doing business as Woodside Travel Trust and International Tours dated July 20, 1993 and the termination thereof pursuant to a mutually agreed upon agreement dated on or about July 9, 1999.

11.2  Indemnification by Travelbyus and the Purchaser

Subject to the provisions of sections 8.2 and 11.9 the Purchaser and Travelbyus jointly and severally indemnify and save harmless each of the Vendors and NAGE without duplication from all Losses suffered or incurred by such Vendors and NAGE as a result of or arising directly or indirectly out of or in connection with:

      (a) any breach by the Purchaser or Travelbyus of or any inaccuracy of any representation or warranty contained in this Agreement or in any agreement, instrument, certificate or other document delivered pursuant hereto (provided that the Purchaser or Travelbyus shall not be required to indemnify or save harmless such Vendor and NAGE in respect of any breach or inaccuracy of any representation or warranty unless such Vendor or NAGE, as applicable, shall have provided notice to the Purchaser or Travelbyus in accordance with section 12.1 on or prior to the expiration of the applicable time period related to such representation and warranty as set out in section 8.2);

      (b) any breach or non-performance by the Purchaser or Travelbyus of any covenant to be performed by it that is contained in this Agreement or in any agreement, certificate or other document delivered pursuant hereto;

      (c) any debt, liability or obligation in respect of or arising from the operation of the Purchased Business and/or the Purchased Business and/or IT Cruise after the Effective Date including without limitation, any failure by the Purchaser to pay, satisfy, discharge, perform or fulfill on a timely basis any of the Assumed Liabilities;

      (d) for greater certainty and without limitation, the failure by the Purchaser to file Tax returns as contemplated pursuant to section 2.3; and

      (e) for greater certainty and without limitation, the failure by the Purchaser and/or Travelbyus to pay any commission or other remuneration payable or alleged to be payable to any broker, agent or other intermediary who purports to act or have acted for or on behalf of the Purchaser and/or Travelbyus.

11.3  Notice of Claim

In the event that a Party (the "Indemnified Party") shall become aware of any claim, proceeding or other matter (a "Claim") in respect of which the other Party (the "Indemnifying Party") agreed to indemnify the Indemnified Party pursuant to this Agreement, the Indemnified Party shall promptly give written notice thereof to the Indemnifying Party. Such notice shall specify whether the Claim arises as a result of a claim by a person against the Indemnified Party (a "Third Party Claim") or whether the Claim does not so arise (a "Direct Claim") and shall also specify with reasonable particularity (to the extent that the information is available) the factual basis for the Claim and the amount of the Claim, if known. If, through the fault of the Indemnified Party, the Indemnifying Party does not receive notice of a Claim in time to effectively contest the determination of any liability susceptible of being contested, the Indemnifying Party shall be entitled to set off against the amount claimed by the Indemnified Party the amount of any Losses incurred by the Indemnifying Party resulting from the Indemnified Party's failure to give such notice on a timely basis.

11.4  Direct Claims

With respect to any Direct Claim, following receipt of notice from the Indemnified Party of the Claim, the Indemnifying Party shall have 30 days to make such investigation of the Claim as is considered necessary or desirable. For the purpose of such investigation, the Indemnified Party shall make available to the Indemnifying Party the information relied upon by the Indemnified Party to substantiate the Claim, together with all such other information as the Indemnifying Party may reasonably request. If both Parties agree at or prior to the expiration of such 30 day period (or any mutually agreed upon extension thereof) to the validity and amount of such Claim, the Indemnifying Party shall immediately pay to the Indemnified Party the full agreed upon amount of the Claim (and for grater certainty and without limitation, the procedures in the Representation and Warranty Agreement and section 11.8 hereof shall be utilized.

11.5  Third Party Claims

With respect to any Third Party Claim, the Indemnifying Party shall have the right, at its expense, to participate in or assume control of, the negotiation, settlement or defence of the Claim and, in such event, the Indemnifying Party shall reimburse the Indemnified Party for the Indemnified Party's out-of-pocket expenses incurred up to the point the Indemnifying Party assumed such control. If the Indemnifying Party elects to assume such control, the Indemnified Party shall have the right to participate in the negotiation, settlement or defence of such Third Party Claim and to retain counsel to act on its behalf, provided that the fees and disbursements of such counsel shall be paid by the Indemnified Party unless the Indemnifying Party consents to the retention of such counsel or unless the named parties to any action or proceeding include both the Indemnifying Party and the Indemnified Party and a representation of both the Indemnifying Party and the Indemnified Party by the same counsel would be inappropriate due to the actual or potential differing interests between them (such as the availability of different defense). If the Indemnifying Party, having elected to assume such control, thereafter fails to defend the Third Party Claim within a reasonable time, the Indemnified Party shall be entitled to assume such control and the Indemnifying Party shall be bound by the results obtained by the Indemnified Party with respect to such Third Party Claim. If any Third Party Claim is of a nature such that the Indemnified Party is required by applicable law to make a payment to any person (a "Third Party") with respect to the Third Party Claim before the completion of settlement negotiations or related legal proceedings, the Indemnified Party may make such payment with the written consent of the Indemnifying Party and the Indemnifying Party shall, forthwith after demand by the Indemnified Party, reimburse the Indemnified Party for such payment. If the amount of any liability of the Indemnified Party under the Third Party Claim in respect of which such a payment was made, as finally determined, is less than the amount that was paid by the Indemnifying Party to the Indemnified Party, the Indemnified Party shall, forthwith after receipt of the difference from the Third Party, pay the amount of such difference to the Indemnifying Party.

11.6  Settlement of Third Party Claims

If the Indemnifying Party assumes control of the defence of any Third Party Claim, the Indemnifying Party shall have the exclusive right to contest, settle or pay the amount claimed, provided that the Indemnifying Party shall not settle any Third Party Claim without the written consent of the Indemnified Party, which consent shall not be unreasonably withheld or delayed; provided however that the liability of the Indemnifying Party shall be limited to the proposed settlement amount if any such consent is not obtained for any reason. If the Indemnified Party assumes control of the defence of any Third Party Claim, the Indemnified Party shall have the exclusive right to contest, settle or pay the amount claimed, provided that the Indemnified Party shall not settle any Third Party Claim without the written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed; provided however that the liability of the Indemnified Party shall be limited to the proposed settlement amount if any such consent is not obtained for any reason.

11.7  Co-operation

The Indemnified Party and the Indemnifying Party shall co-operate fully with each other with respect to Third Party Claims, and shall keep each other fully advised with respect thereto (including supplying copies of all relevant documentation as promptly as it becomes available).

11.8  Set-Off under Representation and Warranty Escrow Agreement

      (a) In addition to any other rights and remedies available to Travelbyus and the Purchaser under this Agreement or any agreement delivered hereunder or available to Travelbyus and the Purchaser at law, Travelbyus and the Purchaser shall, subject to a final determination of any such Claims as set forth in (b) below, have the right to deduct from and set-off against (and thereby reduce or extinguish entirely) any monies owing by Travelbyus and the Purchaser to the Vendors and NAGE hereunder the amount of any Claims which the Purchaser and Travelbyus shall bona fide allege are owing as a result of a breach of any of the representations, warranties, covenants or agreements or claim for indemnification of the Vendors and/or NAGE contained in this Agreement or in any agreement or instrument delivered hereunder.

      (b) No deduction or set-off may be made by Travelbyus and/or the Purchaser until it is determined, either by agreement between the Purchaser and Travelbyus and the Vendors and NAGE or by final order or judgment of a court of competent jurisdiction, as to the legitimacy of any Claim and the amount of damages or other relief available as a consequence of such Claim.

      (c) The provisions of this section 11.8 shall not affect any other legal remedy available to Travelbyus or the Purchaser to enforce payment by the Vendors and NAGE or any other Party of any amounts which they may become liable to pay to Travelbyus or the Purchaser as a result of their breach of any of the representations, warranties, covenants, indemnities or agreements contained in this Agreement.

      (d)  Subject to a final determination of any such Claim as set forth in
           (b) above, the Vendors and NAGE hereby covenant and agree to authorize the Escrow Agent under the Representation and Warranty Escrow Agreement to release to Travelbyus or the Purchaser (or as directed) any monies necessary to satisfy such Claim from the escrowed amount held by the Escrow Agent under the Representation and Warranty Escrow Agreement and the escrowed amount shall be reduced accordingly, all in accordance and subject to the terms of the Representation and Warranty Escrow Agreement.

      (e) The Vendors and NAGE shall be liable for any deficiency in respect of any Claim in accordance with the terms hereof.

11.9  Exclusivity

The provisions of this Article 11 shall apply to any Claim for a breach of any covenant, representation, warranty or other provision of this Agreement or any agreement, certificate or other document delivered pursuant to this Agreement (other than a Claim for specific performance or injunctive relief) with the intent that all such Claims shall be subject to the provisions contained in this
Article 11.

                          ARTICLE 12 - MISCELLANEOUS

12.1  Notices

Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be delivered in person, transmitted by telecopy or by similar means of recorded electronic communication or sent by registered mail, charges prepaid, addressed as follows:

          (a)  if to the Vendors and NAGE:

               13150 Coit Road
               Suite 125
               Dallas, Texas
               75240
               U.S.A.

               Attention:       Mr. Ed H. Hawes II
               Telecopier No.:  (972) 671-1134

               with a copy to:

               Glast, Phillips & Murray, PC
               2200 One Gallena Tower
               13355 Noel Road
               Dallas, Texas  75240

               Attention:       Mike Parsons
               Telecopier No.:  (972) 419-8329

          (b)  if to the Purchaser or Travelbyus:

               204 - 3237 King George Highway
               South Surrey, BC V4P 1BY

               Attention:       Bill Kerby
               Telecopier No.:  (604) 541-2450

               with a copy to:

               Cassels Brock & Blackwell
               Barristers and Solicitors
               Scotia Plaza, Suite 2100
               40 King Street West
               Toronto ON  M5H 3C2


               Attention:       John H. Craig
               Telecopier No.:  (416) 360-8877

Any such notice or communication shall be deemed to have been given and received on the day on which it was delivered by overnight courier of recognized standing or transmitted by facsimile transmission if confirmation of receipt is received (or if such day is not a Business Day, on the next following Business Day) or, if mailed, certified mail, return receipt requested, on the third Business Day following the date of mailing; provided however that if at the time of mailing or within three Business Days thereafter there is or there occurs a labour dispute or other event that might reasonably be expected to disrupt the delivery of documents by mail, any notice or other communication hereunder shall be delivered or transmitted by means of recorded electronic communication as aforesaid. Any Party may at any time change its address for service from time to time by giving notice to the other Parties in accordance with this section 12.1.

12.2  Public Notices

All public notices to third persons and all other publicity concerning the transaction contemplated herein shall be jointly planned and co-ordinated by the Vendors, NAGE, Travelbyus and the Purchaser and no Party shall act unilaterally in this regard without the prior approval of the other Parties, such approval not to be unreasonably withheld, except:

      (a) in the case of the Purchaser or Travelbyus, for communications made in confidence to GalaxSea Transferred Employees and International Tours Transferred Employees affected by the transaction contemplated hereby who shall be informed of the confidential nature of the transaction and who agree to keep such information confidential; or

      (b) where required to do so by law or by the applicable regulations or policies of any regulatory agency of competent jurisdiction or any stock exchange in circumstances where prior consultation with the other Parties is not practicable.

12.4  Counterparts and Facsimile

This Agreement may be executed in counterparts, each of which shall constitute an original and all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF this Agreement has been executed by the parties hereto.

                              INTERNATIONAL TOURS, INC.

                              Per: /s/  Ron Blaylock
                                   -------------------------------


                              GALAXSEA CRUISES AND TOURS, INC.

                              Per: /s/  Ted C. Parker, Jr.
                                   -------------------------------


                              NORTH AMERICAN GAMING AND ENTERTAINMENT
                              CORPORATION

                              Per: /s/  Ed H. Hawes II
                                   -------------------------------


                              TRAVELBYUS-IT INCORPORATED

                              Per: /s/  Bill Kerby
                                   -------------------------------


                              TRAVELBYUS-GALAXSEA INCORPORATED

                              Per: /s/  Bill Kerby
                                   -------------------------------


                              TRAVELBYUS.COM LTD.

                              Per: /s/  Bill Kerby
                                   -------------------------------